Exhibit 10.1

Execution Version

CREDIT AGREEMENT

dated as of December 22, 2014,

among

RICE MIDSTREAM PARTNERS LP,

as Parent Guarantor,

RICE MIDSTREAM OPCO LLC,

as Borrower,

WELLS FARGO BANK, N.A.,

as Administrative Agent,

and

The Lenders and Other Parties Party Hereto

WELLS FARGO SECURITIES, LLC,

as Sole Lead Arranger and Sole Bookrunner

i

ANNEXES, EXHIBITS AND SCHEDULES

Annex I	List of Commitments

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Security Instruments as of the Effective Date
Exhibit F	Form of Assignment and Assumption
Exhibit G-1	Form of U.S. Tax Compliance Certificate (Foreign Lenders; not partnerships)
Exhibit G-2	Form of U.S. Tax Compliance Certificate (Foreign Participants; not partnerships)
Exhibit G-3	Form of U.S. Tax Compliance Certificate (Foreign Participants; partnerships)
Exhibit G-4	Form of U.S. Tax Compliance Certificate (Foreign Lenders; partnerships)
Exhibit H-1	Form of Commitment Increase Agreement
Exhibit H-2	Form of Additional Lender Agreement

Schedule 7.04(c)	Financial Condition; No Material Adverse Change
Schedule 7.05	Litigation
Schedule 7.06	Environmental Matters
Schedule 7.14	Subsidiaries and Unrestricted Subsidiaries
Schedule 7.18	Material Contracts
Schedule 7.19	Swap Agreements
Schedule 9.05	Investments
Schedule 12.01	Notices

THIS CREDIT AGREEMENT dated as of December 22, 2014, is among RICE MIDSTREAM OPCO LLC, a Delaware limited liability company (the “Borrower”); RICE MIDSTREAM PARTNERS LP, a Delaware limited partnership, as a parent guarantor (the “Parent”); each of the Lenders from time to time party hereto; and WELLS FARGO BANK, N.A. (in its individual capacity, “Wells Fargo Bank”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

RECITALS

A. The Parent and the Borrower have requested that the Lenders provide certain loans to and extensions of credit on behalf of the Borrower.

B. The Lenders have agreed to make such loans and extensions of credit subject to the terms and conditions of this Agreement.

C. In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01 Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition Period” means any period commencing on the date that a Material Acquisition is consummated through and including the last day of (a) in the case of any Material Acquisition that is consummated prior to the Covenant Changeover Date, the second full fiscal quarter following the date on which such acquisition is consummated or (b) in the case of any Material Acquisition that is consummated on or after the Covenant Changeover Date, the third full fiscal quarter following the date on which such acquisition is consummated; provided that, in the case of each of the foregoing clauses (a) and (b), there shall be at least one full fiscal quarter between any two Acquisition Periods.

“Act” has the meaning assigned to such term in Section 12.15.

“Additional Commitments” has the meaning assigned to such term in Section 2.06(c)(i).

“Additional Lender” has the meaning assigned to such term in Section 2.06(c)(i).

“Additional Lender Agreement” has the meaning assigned to such term in Section 2.06(c)(iii).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the LIBO Rate for such Interest Period multiplied by the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Loans” has the meaning assigned to such term in Section 5.06.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. The term “Affiliated” has a correlative meaning thereto.

“Agents” means, collectively, the Administrative Agent and, as the context requires, any syndication agents or documentation agents hereunder that may from time to time be designated by the Administrative Agent and the Borrower.

“Agreement” means this Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market), at which dollar deposits of $5,000,000 with a one month maturity are offered at approximately 11:00 a.m., London time, on such day (or the immediately preceding Business Days if such day is not a Business Day). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Annualized Consolidated Interest Expense” means, for the purposes of calculating the financial ratio set forth in Section 9.01(a) for any Rolling Period ending on or prior to September 30, 2015, Consolidated Interest Expense for such Rolling Period multiplied by the factor for such Rolling Period set forth in the grid below:

Rolling Period Ending	Factor
March 31, 2015	4
June 30, 2015	2
September 30, 2015	4/3

“Annualized EBITDA” means, for the purposes of calculating the financial ratios set forth in Section 9.01 for any Rolling Period ending on or prior to September 30, 2015, the sum of (a) EBITDA for such Rolling Period (without giving effect to any (i) transaction expenses added to Consolidated Net Income in the calculation of EBITDA pursuant to clause (b)(v) of the definition of EBITDA or (ii) Capital Expansion Project Add-Back added to Consolidated Net Income in the calculation of EBITDA pursuant to clause (c) of the definition of EBITDA) multiplied by the factor for such Rolling Period set forth in the grid below, plus (b) any transaction expenses added to Consolidated Net Income in the calculation of EBITDA pursuant to clause (b)(v) of the definition of EBITDA, plus (c) any Capital Expansion Project Add-Back for such Rolling Period:

Rolling Period Ending	Factor
March 31, 2015	4
June 30, 2015	2
September 30, 2015	4/3

“Anti-Corruption Laws” means all state or federal laws, rules, and regulations applicable to the Parent, the Borrower or any of their Affiliates from time to time concerning or relating to bribery or corruption, including the FCPA.

“Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Commitment Fee Rate, as the case may be, the rate per annum set forth in the grid below based upon the Consolidated Total Leverage Ratio, determined as provided below in this definition:

Level	Consolidated Total Leverage Ratio	Eurodollar Loans	ABR Loans	Commitment Fee Rate
1	Less than 3.00 to 1.00	1.750%	0.750%	0.350%
2	Greater than or equal to 3.00 to 1.00 but less than 3.50 to 1.00	2.000%	1.000%	0.350%
3	Greater than or equal to 3.50 to 1.00 but less than 4.00 to 1.00	2.250%	1.250%	0.375%
4	Greater than or equal to 4.00 but less than 4.50 to 1.00	2.500%	1.500%	0.375%
5	Greater than or equal to 4.50 to 1.00	2.750%	1.750%	0.500%

For purposes of this definition, the Consolidated Total Leverage Ratio shall be calculated quarterly, as of the last day of each fiscal quarter of the Borrower. Each change in the

Applicable Margin resulting from a calculation of the Consolidated Total Leverage Ratio shall become effective on and after the date on which financial statements for such fiscal quarter and a compliance certificate showing such calculation are delivered to the Lenders pursuant to Section 8.01(a), (b) or (c) and shall remain in effect until the next such financial statements and compliance certificate are so delivered; provided, however, that (x) if at any time the Parent and the Borrower fail to deliver any financial statements or a compliance certificate required by Section 8.01(a), (b) or (c), as applicable, then, for the period commencing on the date of such Default and ending on the date on which such Default is cured, the “Applicable Margin” means the rate per annum set forth on the grid when the Consolidated Total Leverage Ratio is at level “5” in the grid set forth above and (y) subject to the foregoing clause (x), for the period commencing on the Effective Date and until the date on which the financial statements and compliance certificate for the fiscal quarter ending on March 31, 2015 are delivered pursuant to Section 8.01(b) or (c), the “Applicable Margin” means the rate per annum set forth on the grid when the Consolidated Total Leverage Ratio is at level “1” in the grid set forth above. In the event that any financial statement or compliance certificate delivered pursuant to Section 8.01(a), (b) or (c) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, and only in such case, then the Parent and the Borrower shall immediately (i) deliver to the Administrative Agent a corrected compliance certificate for such Applicable Period, (ii) determine the Applicable Margin for such Applicable Period based upon the corrected compliance certificate, and (iii) immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 4.01. The preceding sentence is in addition to rights of the Administrative Agent and Lenders with respect to Sections 3.02(c), 10.01 and 10.02 and other of their respective rights under this Agreement.

“Applicable Percentage” means, with respect to any Lender, the percentage of the aggregate Commitments represented by such Lender’s Commitment (or, if the Commitments have terminated or expired, the percentage of the aggregate Revolving Credit Exposure represented by such Lender’s Revolving Credit Exposure at such time); provided that in the case of Section 4.04 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the aggregate Commitments (disregarding any Defaulting Lender’s Commitments) represented by such Lender’s Commitment (or, if the Commitments have terminated or expired, the “Applicable Percentage” shall be determined based upon the aggregate Revolving Credit Exposure then in effect, disregarding any Defaulting Lender’s Revolving Credit Exposure, and the percentage of such aggregate Revolving Credit Exposure represented by such Lender’s Revolving Credit Exposure at such time).

“Approved Counterparty” means any Lender or any Affiliate of a Lender and any other Person if such Person or its credit support provider has a long term senior unsecured debt rating of A-/A3 by S&P or Moody’s (or their equivalent) or higher.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Wells Fargo Securities, LLC, in its capacities as the sole lead arranger and sole bookrunner hereunder.

“ASC” means the Financial Accounting Standards Board Accounting Standards Codification, as in effect from time to time.

“Asset Disposition” means (x) the Transfer of any or all of the assets (including, without limitation, any Equity Interests owned thereby) of any Credit Party and (y) the Transfer by any Drop Down Entity Mortgagor of any Midstream Properties; provided that none of the following shall constitute Asset Dispositions:

(a) a Transfer (or series of related Transfers) of Property of such Person having a fair market value of less than $5,000,000;

(b) a Transfer between or among the Parent and its Restricted Subsidiaries or a Transfer by a Drop Down Entity Mortgagor to the Parent or a Restricted Subsidiary;

(c) a disposition of cash or Cash Equivalents;

(d) the sale of inventory in the ordinary course of business;

(e) the Transfer of obsolete or worn out property, or property that is no longer used or useful in the conduct of the business of the Parent and its Restricted Subsidiaries;

(f) Sales or discounts of accounts receivable permitted by Section 9.09;

(g) the early termination or unwinding of any Swap Agreement;

(h) a Restricted Payment permitted by Section 9.04 or an Investment permitted by Section 9.05;

(i) a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; and

(j) any licensing or sublicensing of intellectual property or other general intangibles to the extent that such license does not prohibit the licensor from using the intellectual property, and licenses, leases or subleases of other Property.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit F or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Building” has the meaning set forth in Section 6.01(v).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which banks are open for dealings in dollar deposits in the London interbank market.

“Capital Expansion Project” means any project of the Credit Parties (a) that has or will have Expansion Capital Expenditures attributable thereto in excess of $25,000,000, (b) for which construction or expansion of such project has commenced, (c) that is identified in a certificate delivered by the Borrower to the Administrative Agent not less than 30 days prior to the last day of the first fiscal quarter for which the Borrower desires to commence inclusion of a Capital Expansion Project Add-Back related to such project in EBITDA, which certificate includes the Capital Expansion Project EBITDA Projection for such project and the Borrower’s good faith anticipated commercial operation date for such project, and (d) for which the Borrower has provided to the Administrative Agent, as the Administrative Agent may from time to time request, in each case in form and substance satisfactory to the Administrative Agent in its reasonable discretion, information regarding such project including, to the extent such information is applicable, updated status reports summarizing each Capital Expansion Project currently under construction and covering original anticipated and current projected costs and Capital Expenditures (including information on actual costs to date) for such Capital Expansion Project, the originally identified and current projected commercial operation date, volume commitments to such project, pricing arrangements, Swap Agreements relating to such project, the Borrower’s expectations as to the ability of third parties to perform under any contracts relating to utilization of such project, and any other aspect of such project as the Administrative Agent may reasonably request from time to time.

“Capital Expansion Project Add-Back” means, with respect to any period for which EBITDA is calculated, the amount added in the calculation of EBITDA attributable to a particular Capital Expansion Project, which amount shall equal with respect to a particular Capital Expansion Project for such period:

(a) prior to the date on which a Capital Expansion Project has achieved commercial operation (but including the fiscal quarter in which commercial operation commences), a percentage, equal to the then-current completion percentage of such Capital Expansion Project as of the date of determination as reasonably determined by the Borrower, of the Capital Expansion Project EBITDA Projection for such Capital Expansion Project (net of any actual EBITDA attributable to such Capital Expansion Project during such period); provided that if the actual commercial operation date for any Capital Expansion Project does not occur by the scheduled commercial operation date for such project originally disclosed to the Administrative Agent by the Borrower, then the foregoing amount shall be reduced, for quarters ending after such scheduled commercial operation date to (but excluding) the first full quarter after the actual commercial operation date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75%, and (v) longer than 365 days, 100%; and

(b) beginning with the first full fiscal quarter following the date on which commercial operation of a Capital Expansion Project commences, and for the two immediately succeeding fiscal quarters, the Capital Expansion Project EBITDA Projection for such Capital Expansion Project (net of any actual EBITDA attributable to such Capital Expansion Project during such period).

“Capital Expansion Project EBITDA Projection” means, with respect to any Capital Expansion Project, the Borrower’s good faith projection, based on customer contracts relating to such project, the creditworthiness of the other parties to such contracts, and projected revenues from such contracts, capital costs and expenses, and other assumptions believed by the Borrower to be reasonable at the time made, of the EBITDA that will be attributable to such Capital Expansion Project during the first 12-month period following commencement of commercial operations of such Capital Expansion Project, which projection and calculation thereof is reasonably acceptable to the Administrative Agent. After first providing such projection for any Capital Expansion Project, the Borrower shall thereafter, until the end of the first 12-month period following commencement of commercial operations of such Capital Expansion Project, re-evaluate such anticipated EBITDA quarterly and, if there is a material decrease or increase in such amount (as reasonably determined by the Borrower), the Borrower shall deliver an updated projection and calculation thereof which, if reasonably acceptable to the Administrative Agent, shall become and be deemed to be the “Capital Expansion Project EBITDA Projection” for such Capital Expansion Project for each calculation of EBITDA following the date on which such updated projection is delivered to the Administrative Agent until the next such re-evaluation.

“Capital Expenditures” of a Person means expenditures and costs that are capitalized on the balance sheet of such Person in accordance with GAAP.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP as in effect on the date hereof, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Cash Collateral” has the meaning assigned such term in Section 2.07(j)(ii).

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent (as a first priority, perfected security interest), for the benefit of the Issuing Bank and the Lenders, cash or Cash Equivalents, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent. “Cash Collateralized” and “Cash Collateralization” have correlative meanings.

“Cash Equivalents” means:

(a) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of acquisition thereof.

(b) commercial paper maturing within one year from the date of acquisition thereof rated in the highest grade by S&P or Moody’s.

(c) demand deposits, and time deposits maturing within one year from the date of creation thereof, with, or issued by any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of at least A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively.

(d) shares of any SEC registered 2a-7 money market fund that has net assets of at least $500,000,000 and the highest rating obtainable from either Moody’s or S&P.

“Change in Control” means

(a) any Person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), other than REI and/or its subsidiaries, shall have acquired direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of ordinary voting power of the outstanding Equity Interests in the Parent having more than the greater of (A) 35% of the ordinary voting power and (B) the percentage of the ordinary voting power owned in the aggregate, directly or indirectly, beneficially, by REI and/or its subsidiaries;

(b) at any time Continuing Directors shall not constitute at least a majority of the board of directors of the General Partner;

(c) a “Change in Control” (as defined in the documentation for any Material Debt) shall have occurred and as a result thereof the maturity of such Material Debt is accelerated, the obligor on such Material Debt is obligated to offer to Redeem such Material Debt, or the obligee on such Material Debt shall otherwise have the right to require the obligor thereon to Redeem such Material Debt;

(d) the General Partner shall cease to be the sole general partner of the Parent, with substantially the same powers to manage the Parent as are granted to the General Partner under the Parent Partnership Agreement on the Effective Date;

(e) REI shall fail to, directly or indirectly, own beneficially, or to have the power to vote or direct the voting of, Equity Interests representing more than a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the General Partner; or

(f) the Parent shall cease to own 100% of the Equity Interests of the Borrower.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral” means all Property which is subject to a Lien under one or more Security Instruments.

“Collateral Account” has the meaning assigned such term in Section 2.07(j)(ii).

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be modified from time to time pursuant to Section 2.06 and modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b). The initial amount of each Lender’s Commitment is set forth on Annex I hereto, in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment or in the Additional Lender Agreement pursuant to which any Additional Lender shall have provided any Additional Commitment, as applicable. The aggregate amount of the Lenders’ Commitments on the Effective Date is $450,000,000.

“Commitment Fee Rate” has the meaning set forth in the definition of “Applicable Margin”.

“Commitment Increase Agreement” has the meaning assigned such term in Section 2.06(c)(ii).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and the rules and regulations promulgated thereunder, and the application or official interpretation of any thereof.

“Company Materials” has the meaning assigned such term in Section 8.01.

“Consolidated Interest Coverage Ratio” means, as of any date of calculation, the ratio of (a) EBITDA (or, in the case of the Rolling Periods ending on March 31, 2015, June 30, 2015 and September 30, 2015, Annualized EBITDA) to (b) the Consolidated Interest Expense (or, in the case of the Rolling Periods ending on March 31, 2015, June 30, 2015 and September 30, 2015, Annualized Consolidated Interest Expense), in each case for the Rolling Period ending on such date.

“Consolidated Interest Expense” means, for any period, the total consolidated interest expense of the Parent and the Consolidated Restricted Subsidiaries for such period net of gross interest income of the Parent and the Consolidated Restricted Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP plus (without duplication) to the extent not already included in such total consolidated interest expense:

(a) imputed interest on Debt attributable to Capital Leases and sale and leaseback transactions of the Parent or any of its Consolidated Restricted Subsidiaries for such period;

(b) commissions, discounts and other fees and charges owed by the Parent or any of its Consolidated Restricted Subsidiaries with respect to letters of credit securing financial obligations and bankers’ acceptances for such period;

(c) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses, but not including any amendment fees and expenses in an aggregate amount less than $250,000, incurred by the Parent or any of its Consolidated Restricted Subsidiaries for such period; and

(d) the interest portion of any deferred payment obligations of the Parent or any of its Consolidated Restricted Subsidiaries for such period.

“Consolidated Net Income” means with respect to the Parent and the Consolidated Restricted Subsidiaries, for any period, the net income (or loss) of the Parent and the Consolidated Restricted Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Parent or any Consolidated Restricted Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Parent and the Consolidated Restricted Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Parent or to a Consolidated Restricted Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Restricted Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Restricted Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction;

(d) any extraordinary gains or losses during such period; (e) any non-cash gains or losses or positive or negative adjustments under ASC 815 (and any statements replacing, modifying or superseding such statement) as the result of changes in the fair market value of derivatives; (f) any gains or losses attributable to writeups or writedowns of assets, including ceiling test writedowns, and (g) any non-cash compensation charge arising from any grant or vesting of stock, stock options or other equity-based awards.

“Consolidated Restricted Subsidiaries” means any Restricted Subsidiaries that are Consolidated Subsidiaries.

“Consolidated Senior Secured Funded Debt” means, for the Parent and the Consolidated Restricted Subsidiaries, all of their Consolidated Total Funded Debt that is secured by contractual Liens on any of their Property other than any such Debt that is either (a) Subordinated Indebtedness or (b) secured by Liens that are expressly subordinated to the Liens securing the Obligations under this Agreement.

“Consolidated Senior Secured Leverage Ratio” means, as of any date of calculation, the ratio of (a) Consolidated Senior Secured Funded Debt as of such date to (b) EBITDA (or Annualized EBITDA, in the case of the Rolling Periods ending on March 31, 2015, June 30, 2015 and September 30, 2015) for the Rolling Period ending on such date.

“Consolidated Subsidiaries” means each Subsidiary of the Parent (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Parent in accordance with GAAP.

“Consolidated Total Funded Debt” means, at any date, the principal amount of all Debt (without duplication) of the Parent and the Consolidated Restricted Subsidiaries (a) described in clauses (a), (b), (c) or (d) of the definition herein of “Debt”, other than Debt with respect to letters of credit to the extent such letters of credit have not been drawn, and (b) described in clause (g) of the definition herein of “Debt” to the extent such Debt is comprised of guaranty obligations in respect of Debt of others of the type described in clauses (a), (b), (c) or (d) of the definition herein of “Debt”.

“Consolidated Total Leverage Ratio” means, as of any date of calculation, the ratio of (a) Consolidated Total Funded Debt as of such date to (b) EBITDA (or, in the case of the Rolling Periods ending on March 31, 2015, June 30, 2015 and September 30, 2015, Annualized EBITDA) for the Rolling Period ending on such date.

“Consolidated Unrestricted Subsidiaries” means any Unrestricted Subsidiaries that are Consolidated Subsidiaries.

“Continuing Director” means, at any date, an individual (a) who is a director of the General Partner on the Effective Date, (b) who, as of the date of determination, has been a director of the General Partner for at least the twelve preceding months, (c) who has been nominated to be a director of the General Partner, directly or indirectly, by REI and/or its subsidiaries or Persons nominated by REI and/or its subsidiaries or (d) who has been nominated or designated to be director of the General Partner by a majority of the other Continuing Directors then in office.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covenant Changeover Date” means the first date, if any, on which one or more of the Credit Parties have issued an aggregate principal amount of $150,000,000 of Senior Notes pursuant to Section 9.02(e) during the term of this Agreement.

“Credit Parties” means, collectively, the Borrower, the Parent and the other Guarantors, and each individually a “Credit Party”.

“Debt” means, for any Person:

(a) obligations of such Person for borrowed money or evidenced by bankers’ acceptances, debentures, notes, bonds or other similar instruments;

(b) obligations of such Person (whether contingent or otherwise) in respect of letters of credit;

(c) obligations of such Person with respect to Disqualified Capital Stock;

(d) obligations of such Person under Capital Leases or Synthetic Leases;

(e) obligations of such Person to pay the deferred purchase price of Property;

(f) Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person;

(g) Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made, including by means of obligations to pay for goods or services even if such goods or services are not actually taken, received or utilized) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; and

(h) Debt (as defined in the other clauses of this definition) of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement, but only to the extent of such liability;

provided, however, that “Debt” does not include (i) obligations with respect to surety, performance or appeal bonds and similar instruments, or (ii) trade accounts and other similar accounts that are payable no later than 120 days after invoice.

“Deeds” has the meaning given to such term in Section 7.16(d).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 4.04(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, or (ii) pay to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified any Credit Party, the Administrative Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the Administrative Agent or a Credit Party, to confirm in writing to the Administrative Agent and such Credit Party that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and such Credit Party), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy or insolvency law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.04(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank and each Lender.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part (but if in part only with respect to such amount that meets the criteria set forth in this definition), on or prior to the date that is one year after the Maturity Date.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Restricted Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia, provided that a Subsidiary of a Foreign Subsidiary is not a Domestic Subsidiary.

“Drop Down Acquisition” means any acquisition by any Credit Party of Equity Interests in any Person from REI or any direct or indirect subsidiary thereof (other than another Credit Party).

“Drop Down Entity” means any Person in which Equity Interests are acquired by any Credit Party as part of any Drop Down Acquisition that constitutes a Material Acquisition; provided that any such Person shall only constitute a Drop Down Entity so long as less than 100% of the Equity Interests in such Person are owned by the Credit Parties.

“Drop Down Entity Mortgagor” means any Drop Down Entity that is an Unrestricted Subsidiary and that owns Midstream Properties.

“Drop Down Entity Ownership Percentage” at any time of determination, with respect to any Drop Down Entity, means the aggregate percentage of Equity Interests in such Drop Down Entity owned at such time by the Credit Parties.

“EBITDA” means, for any period, the sum of (a) Consolidated Net Income for such period plus (b) the following expenses or charges to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense, (ii) income taxes (however denominated), (iii) depreciation, (iv) amortization, (v) transaction costs, expenses and charges with respect to the acquisition or disposition of Property, not to exceed $500,000 in the aggregate in any fiscal year and (vi) all other noncash charges, plus (c) all Capital Expansion Project Add-Backs applicable to such period minus (d) all noncash income added to Consolidated Net Income; provided that (A) the aggregate amount of Capital Expansion Project Add-Backs shall not exceed 20% of Unadjusted EBITDA for such period and (B) at any time there exists any Consolidated Restricted Subsidiary that is a Drop Down Entity, EBITDA shall be reduced by an amount equal to (1) the fraction, expressed as a percentage, of Equity Interests in such Drop Down Entity that are not owned by a Credit Party multiplied by (2) the EBITDA attributable to such Drop Down Entity for such period (other than amounts distributed by any such Drop Down Entity in cash to the Parent or another Consolidated Restricted Subsidiary that is wholly-owned directly or indirectly by the Parent during such period). For the purposes of calculating EBITDA for any Rolling Period for any determination of the Consolidated Total Leverage Ratio or the Consolidated Senior Secured Leverage Ratio, if at any time during such Rolling Period any Credit Party shall have made any Material Disposition or Material Acquisition, the EBITDA for such Rolling Period shall be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition had occurred on the first day of such Rolling Period, such pro forma adjustments to be acceptable to Administrative Agent and the Borrower.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to public health, the environment, the preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which the Parent, the Borrower or any other Subsidiary is conducting, or at any time has conducted, business, or where any Property of the Parent, the Borrower or any other Subsidiary is located, including, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean

Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Law, as amended, and other environmental conservation or protection Governmental Requirements.

“Environmental Permit” means any permit, registration, license, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) that together with the Parent, the Borrower or a Subsidiary is a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b) or (c) of section 414 of the Code (or subsections (m) or (o) of section 414 of the Code with respect to a Plan that is subject to the minimum funding requirements of section 412 of the Code).

“ERISA Event” means (a) a reportable event, as defined in section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived under applicable regulations or otherwise); (b) a withdrawal by the Parent, the Borrower, a Subsidiary or an ERISA Affiliate from a Plan subject to section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Parent, the Borrower, a Subsidiary or any ERISA Affiliate from a multiemployer plan (as defined in section 4001(a)(3) of ERISA) or notification that a multiemployer plan (as defined in section 4001(a)(3) of ERISA) for which any of them is liable is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as termination under section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Plan; or (e) an event or condition which constitutes grounds under section 4042 of ERISA for termination of, or the appointment of a trustee to administer, any Plan.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 10.01.

“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) landlords’, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising in the ordinary course of business or incident to the operation and maintenance of Properties, each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) Liens which arise in the ordinary course of business under joint venture agreements, contracts for the sale, transportation or exchange of oil and natural gas, marketing agreements, processing agreements, processing plant agreements, dehydration agreements, operating agreements, pipeline, gathering or transportation agreements, compression agreements, balancing agreements, construction agreements, disposal agreements, and other agreements which are usual and customary in the ordinary course of the Credit Parties’ or Drop Down Entity Mortgagors’ business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of any material Property covered by such Lien for the purposes for which such Property is held by the Parent, the Borrower, any other Restricted Subsidiary, or any Drop Down Entity Mortgagor, or materially impair the value of any material Property subject thereto; (e) banker’s liens, rights of set-off or similar rights and remedies arising in the ordinary course of business and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations, zoning and land use requirements and other title defects in any Property of the Parent, the Borrower, any other Restricted Subsidiary, or any Drop Down Entity Mortgagor that in each case do not secure Debt and that in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Parent, the Borrower, any other Restricted Subsidiary or any Drop Down Entity Mortgagor or materially impair the value of such Property subject thereto; (g) Liens to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations, obligations in respect of workers’ compensation, unemployment insurance or other forms of government benefits or insurance and other obligations of a like nature incurred in the ordinary course of business; (h) Liens, titles and interests of lessors (including sub-lessors) of property leased by such lessors to the Parent, the Borrower, any other Restricted Subsidiary or any Drop Down Entity Mortgagor, restrictions and prohibitions on encumbrances and transferability with respect to such property and the Parent’s, the Borrower’s, such other Restricted Subsidiary’s or such Drop Down Entity Mortgagor’s interests therein imposed by such leases, and Liens and encumbrances encumbering such lessors’ titles and interests in such property and to which the Parent’s, the Borrower’s, such other Restricted Subsidiary’s or such Drop Down Entity Mortgagor’s leasehold interests may be subject or subordinate, in each case, whether or not evidenced by Uniform Commercial Code financing statement filings or other documents of record, provided that such Liens do not secure

Debt of the Parent, the Borrower, any other Restricted Subsidiary or any Drop Down Entity Mortgagor and do not encumber Property of the Parent, the Borrower, any other Restricted Subsidiary or any Drop Down Entity Mortgagor other than the Property that is the subject of such leases and items located thereon; (i) Liens, titles and interests of licensors of software and other intangible property licensed by such licensors to the Parent, the Borrower, any other Restricted Subsidiary or any Drop Down Entity Mortgagor, restrictions and prohibitions on encumbrances and transferability with respect to such property and the Parent’s, the Borrower’s, such other Restricted Subsidiary’s, or such Drop Down Entity Mortgagor’s interests therein imposed by such licenses, and Liens and encumbrances encumbering such licensors’ titles and interests in such property and to which the Parent’s, the Borrower’s, such other Restricted Subsidiary’s or such Drop Down Entity Mortgagor’s license interests may be subject or subordinate, in each case, whether or not evidenced by Uniform Commercial Code financing statement filings or other documents of record, provided that such Liens do not secure Debt of the Parent, the Borrower, any other Restricted Subsidiary or any Drop Down Entity Mortgagor and do not encumber Property of the Parent, the Borrower, any other Restricted Subsidiary or any Drop Down Entity Mortgagor other than the Property that is the subject of such licenses; (j) judgment and attachment Liens not giving rise to an Event of Default; and (k) Liens of issuers of commercial letters of credit or similar undertakings on the goods that are the subject of such letters of credit or undertakings. Provisions in the Loan Documents allowing Excepted Liens or other Permitted Liens on any item of Property shall be construed to allow such Excepted Liens and other Permitted Liens also to cover any improvements, fixtures or accessions to such Property and the proceeds of and insurance on such Property, improvements, fixtures or accessions. No intention to subordinate any Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of any Excepted Liens. The term “Excepted Liens” shall not include any Lien securing Debt for borrowed money.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Swap Obligation” means, with respect to the Borrower and the Guarantors individually determined, any Obligations in respect of any Swap Agreement if, and solely to the extent that, all or a portion of the guarantee of the Borrower or such Guarantor of, or the grant by the Borrower or such Guarantor of a security interest to secure, such Obligations in respect of any Swap Agreement (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act by virtue of the Borrower’s or such Guarantor’s failure for any reason to constitute an “eligible contract participant” (as defined in the Commodity Exchange Act) with respect to such Obligations in respect of any Swap Agreement at any time such guarantee or grant of a security interest becomes effective with respect to such related Obligations in respect of any Swap Agreement.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient:

(a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes,

(b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment to such Lender that was requested by the Borrower under Section 5.04) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office,

(c) Taxes attributable to such Recipient’s failure or inability to comply with Section 5.03(g), and

(d) any U.S. federal withholding Taxes imposed under FATCA.

“Expansion Capital Expenditures” means all Capital Expenditures other than such expenditures made for the restoration, repair or maintenance of any fixed or capital asset.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the agency fee letter agreement, dated as of the Effective Date among the Parent, the Borrower, the Administrative Agent and the Arranger and any other fee letters that may hereafter be entered into between Administrative Agent and the Borrower.

“FERC” means the Federal Energy Regulatory Commission or any of its successors.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer, or controller of such Person or any other natural person principally responsible for the financial matters of such Person. Unless otherwise specified, all references herein to a Financial Officer mean a Financial Officer of the Parent.

“Flood Deliverables” has the meaning set forth in Section 6.01(v).

“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), as the same may be amended or recodified from time to time, and (d) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding Obligations with respect to Letters of Credit issued by such Issuing Bank other than such Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, subject to the terms and conditions set forth in Section 1.05.

“Gathering System” means the Midstream Properties of the Credit Parties and Drop Down Entity Mortgagors, as applicable, comprised of any pipeline or gathering system owned or leased from time to time by any Credit Party or Drop Down Entity Mortgagor that is used in the business of such Credit Party or Drop Down Entity Mortgagor.

“General Partner” means Rice Midstream Management LLC, a Delaware limited liability company.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“Guarantors” means the Parent, Rice Poseidon, and each other Restricted Subsidiary (other than the Borrower) that guarantees the Obligations pursuant to Section 8.14(b).

“Guaranty and Collateral Agreement” means the Guaranty and Collateral Agreement executed by the Borrower and the Guarantors on the Effective Date in form and substance satisfactory to the Administrative Agent pursuant to which (a) the Guarantors guaranty, on a joint and several basis, payment of the Obligations, and (b) the Borrower and the Guarantors grant security interests on the Borrower’s and the Guarantors’ personal property constituting “Collateral” as defined therein in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Obligations, as the same may be amended, modified, supplemented or restated from time to time.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law including: any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans or on other Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Holdco Credit Facility” means any senior secured credit facility that exists from time to time among Rice Midstream Holdings LLC, a Delaware limited liability company, Wells Fargo Bank, N.A. (or any successor administrative agent), as administrative agent, the lenders party thereto, and, if any subsidiaries of Rice Midstream Holdings LLC are parties thereto, such subsidiaries.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 12.03(b).

“Industry Competitor” means any Person (other than a Credit Party or any of its Affiliates or Subsidiaries) that, directly or indirectly, is actively engaged as one of its principal businesses (a) gathering, dehydrating or compressing natural gas, crude, condensate or natural gas liquids; (b) treating, processing, fractionating or transporting natural gas, crude, condensate or natural gas liquids or the fractionated products thereof; (c) storing natural gas, crude, condensate, natural gas liquids or the fractionated products thereof; (d) marketing natural gas, crude, condensate, natural gas liquids or the fractionated products thereof, or (e) water distribution, storage, supply, treatment and disposal services.

“Intercreditor Agreement” means (a) any Intercreditor Agreement entered into pursuant to Section 11.12 among any Drop Down Entity, the Administrative Agent, Wells Fargo Bank, N.A. (or any successor administrative agent), as administrative agent under the Holdco Credit Facility, and the other parties thereto, and (b) if such Holdco Credit Facility is refinanced or replaced in accordance with the terms of the Intercreditor Agreement, any successor intercreditor agreement entered into in connection therewith, which shall be on terms and conditions acceptable to the Administrative Agent in its sole discretion, in each case as the same may be amended, modified, supplemented or restated from time to time.

“Initial Financial Statements” means the financial statements of the Predecessor referred to in Section 7.04(a).

“Insurance and Condemnation Event” means the receipt by any Credit Party or Drop Down Entity Mortgagor of any cash insurance proceeds or condemnation award in an aggregate amount in excess of $5,000,000 payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective Property.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Payment Date” means with respect to any ABR Loan, the last day of each March, June, September and December and with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, twelve months) thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interstate Pipelines” has the meaning assigned to such term in Section 7.24.

“Investment” means, for any Person:

(a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale);

(b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt of or equity participation or equity interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person;

(c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes all or substantially all of the assets of a Person; or

(d) the entering into of any guarantee of, or other surety obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt of any other Person;

provided that accounts receivable acquired in the ordinary course of business do not constitute Investments.

“Issuing Bank” means Wells Fargo Bank, N.A., in its capacity as the issuer of Letters of Credit, and its successors in such capacity as provided in Section 2.07(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Commitment” at any time means $50,000,000.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of the aggregate Undrawn Amount of all outstanding Letters of Credit at such time plus the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Treasury Management Agreement” means a Treasury Management Agreement between any Credit Party, on the one hand, and any counterparty that is a Treasury Management Lender, on the other hand.

“Lenders” means the Persons listed on Annex I, any Person that shall have become a party hereto pursuant to an Assignment and Assumption, and any Person that shall have become a party hereto as an Additional Lender pursuant to Section 2.06(c), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with the Issuing Bank relating to any Letter of Credit.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period; provided that if such rate that appears on such screen or page shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of an amount comparable to such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. For the purposes of this Agreement, the Parent, the Borrower, any other Restricted Subsidiary or any Drop Down Entity Mortgagor shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Loan Documents” means this Agreement, the Notes, the Fee Letter, the Letter of Credit Agreements, the Letters of Credit, any Intercreditor Agreement and the Security Instruments.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority Lenders” means, at any time while no Loan or LC Exposure is outstanding, Non-Defaulting Lenders having more than fifty percent (50%) of the aggregate Commitments of all Non-Defaulting Lenders, and at any time while any Loan or LC Exposure is outstanding, Non-Defaulting Lenders holding more than fifty percent (50%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit of all Non-Defaulting Lenders (in each case without regard to any sale by a Non-Defaulting Lender of a participation in any Loan under Section 12.04(c)).

“Material Acquisition” means any acquisition of Property or series of related acquisitions of Property that involves the payment of consideration by the Credit Parties in excess of a dollar amount equal to $50,000,000.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property or condition (financial or otherwise) of the Borrower and the Guarantors taken as a whole, (b) the ability of the Borrower or any Guarantor to perform its obligations under the Loan Documents, or (c) the validity or enforceability of the Loan Documents or the rights and remedies of the Administrative Agent, the Issuing Bank or any Lender under the Loan Documents.

“Material Contracts” means, individually or collectively as the context requires, each Material Gathering Contract, each Material Sales Contract, and each other contract set forth on Schedule 7.18.

“Material Debt” means any Debt (other than the Loans and Letters of Credit), or any obligations in respect of one or more Swap Agreements, of any one or more of the Parent and its Restricted Subsidiaries in an aggregate principal amount exceeding the Threshold Amount. For purposes of determining Material Debt, the “principal amount” of the obligations of the Parent or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the Swap Termination Value of such Swap Agreement.

“Material Disposition” means any Transfer of Property or series of related Transfers of property that yields gross proceeds to the Credit Parties in excess of a dollar amount equal to $50,000,000.

“Material Gathering Contract” means each gathering, treating or processing contract entered into by the Parent, the Borrower or any other Restricted Subsidiary that (a) if a fee-based contract, provides for aggregate payments to the Parent, the Borrower or such other Restricted Subsidiary during any 12 month period in excess of $7,500,000, and (b) if a percentage of proceeds contract, is reasonably anticipated to result in a share of proceeds retained by the Parent, the Borrower or such other Restricted Subsidiary for its own account during any 12 month period in excess of $7,500,000.

“Material Sales Contract” means each sales contract entered into by the Parent, the Borrower or any other Restricted Subsidiary that provides for aggregate payments to the Parent, the Borrower or such other Restricted Subsidiary during any fiscal year of such party in excess of $7,500,000, after excluding payments over to third parties of payments due to them relating to the Hydrocarbon proceeds received under such sales contracts. To the extent, if any, that the Parent, the Borrower or a Restricted Subsidiary enters into any contract (other than a gathering, treating or processing contract) that requires such party to make payments during any fiscal year of such party in excess of $7,500,000 for Hydrocarbons purchased by such party under such contract, such contract will also be a “Material Sales Contract”.

“Maturity Date” means December 22, 2019.

“Midstream Properties” means all tangible property used in (a) gathering, compressing, treating, processing and transporting natural gas, crude, condensate and natural gas liquids;

(b) fractionating and transporting natural gas, crude, condensate and natural gas liquids; (c) marketing natural gas, crude, condensate and natural gas liquids; and (d) water distribution, supply, treatment and disposal services thereof, including, Gathering Systems, Processing Plants, storage facilities, surface leases, Rights of Way and servitudes related to each of the foregoing. Unless otherwise specified herein, “Midstream Properties” shall be deemed to refer to such properties owned by the Credit Parties or the Drop Down Entity Mortgagors, as applicable.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means, at any time, any real or immovable Property owned by any Credit Party and/or any Drop Down Entity Mortgagor which is subject to the Liens existing at such time under the terms of the Security Instruments.

“Net Proceeds” means the aggregate cash proceeds received by a Credit Party and/or any Drop Down Entity Mortgagor, as applicable, in respect of any Asset Disposition, any issuance of Debt in violation of this Agreement, or Insurance and Condemnation Event, net of (a) the direct costs relating to such Asset Disposition, incurrence of Debt or Insurance and Condemnation Event (including legal, accounting and investment banking fees, and sales commissions paid to unaffiliated third parties), (b) taxes paid or payable as a result thereof (after taking into account any available and applicable tax credits or deductions and any tax sharing arrangements) and (c) Debt (other than the Obligations) which is secured by a Lien upon any of the assets subject to such Asset Disposition or Insurance and Condemnation Event and which must be repaid as a result of such Asset Disposition or Insurance and Condemnation Event.

“Non-Consenting Lender” means any Lender that has not consented to any proposed amendment, modification, waiver or termination of any Loan Document which, pursuant to Section 12.02, requires the consent of all Lenders or all affected Lenders and with respect to which the Majority Lenders shall have granted their consent.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A or such other form approved by the Administrative Agent, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“Obligations” means any and all amounts owing or to be owing (including all interest on any of the Loans, any interest accruing at any post-default rate and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any Guarantor (or which could accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) by the Borrower or any Guarantor (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising): (a) to the Administrative Agent, the Issuing Bank or any Lender under any Loan Document, (b) to any Secured Swap Party under any Secured

Swap Agreement, but excluding any additional transactions or confirmations entered into (i) after such Secured Swap Party ceases to be a Lender or an Affiliate of a Lender or (ii) after assignment by a Secured Swap Party to another Secured Swap Party that is not a Lender or an Affiliate of a Lender, or (c) to any Treasury Management Lender under any Lender Treasury Management Agreement, including in each case all renewals, extensions and/or rearrangements of any of the above; provided that solely with respect to any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder, Excluded Swap Obligations of such Guarantor shall in any event be excluded from “Obligations” owing by such Guarantor.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.04 and Section 5.05).

“Parent IPO” means the initial public offering of Equity Interests in the Parent pursuant to the Registration Statement.

“Parent Partnership Agreement” means that certain Amended and Restated Agreement of Limited Partnership of the Parent dated as of December 22, 2014, as the same may be amended, restated or otherwise modified from time to time to the extent permitted under this Agreement.

“Participant” has the meaning set forth in Section 12.04(c)(i).

“Participant Register” has the meaning set forth in Section 12.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Permitted Acquisition” means (a) any acquisition by the Borrower or any Guarantor of Equity Interests in a Drop Down Entity that constitutes a Material Acquisition and (b) any acquisition by the Borrower or any Guarantor of all or substantially all of the business or a line of business (whether by the acquisition of Equity Interests, assets or any combination thereof) of any other Person, in each case, if each such acquisition meets all of the following requirements:

(i) such acquisition is not a hostile or contested acquisition;

(ii) the Parent and its Consolidated Restricted Subsidiaries shall be in compliance with Section 9.06 immediately after giving effect to such acquisition, and no other Event of Default shall have occurred and be continuing both before and after giving effect to such acquisition and any Debt incurred in connection therewith;

(iii) if such transaction is a merger or consolidation, the Borrower or a Guarantor shall be the surviving Person and no Change in Control shall have been effected thereby; and

(iv) to the extent the acquisition consideration in connection with such acquisition exceeds $25,000,000, no less than three (3) Business Days prior to the proposed closing date of such acquisition, the Borrower shall have delivered written notice of such acquisition to the Administrative Agent, which notice shall include the proposed closing date of such acquisition and a compliance certificate for the most recent fiscal quarter end preceding such acquisition for which financial statements are available demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, compliance on a pro forma basis (as of the date of the acquisition and after giving effect thereto and any Debt incurred in connection therewith) with each covenant contained in Section 9.01 (provided, that, if the Borrower has delivered written notice electing to begin an Acquisition Period, the calculation of the Consolidated Total Leverage Ratio will be tested as if the Acquisition Period had been in effect as of the last day of the most recently ended fiscal quarter).

“Permitted Holdco Credit Facility Liens” means Liens on Midstream Properties owned by any Drop Down Entity Mortgagor that are in favor of Wells Fargo Bank, N.A. (or any successor administrative agent), as administrative agent under the Holdco Credit Facility to secure the obligations and indebtedness under such Holdco Credit Facility and which Liens are subject to the Intercreditor Agreement.

“Permitted Lien” means any Lien permitted under Section 9.03.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA (other than a multiemployer plan as defined in section 4001(a)(3) of ERISA), that is subject to Title IV of ERISA or section 412 of the Code and that is sponsored, maintained or contributed to by the Parent, the Borrower, a Subsidiary or an ERISA Affiliate or was, at any time during the six-year period prior to the date hereof, sponsored, maintained or contributed to by the Parent, the Borrower, a Subsidiary or an ERISA Affiliate.

“Platform” has the meaning assigned such term in Section 8.01.

“Poseidon Contribution” means, collectively, (a) the contribution by Alpha Shale Resources LP, a Delaware limited partnership, and Rice Drilling B LLC, a Delaware limited liability company, of all of their respective Midstream Properties to Rice Poseidon (other than any of their respective Midstream Properties located on land subject to any oil and gas leases that are, as of the Effective Date, mortgaged to secure the obligations of REI under any credit facility of REI), (b) the distribution by Rice Drilling B LLC, a Delaware limited liability company of

100% of the Equity Interests in Rice Poseidon to Rice Energy Appalachia LLC, a Delaware limited liability company, (c) the subsequent contribution by Rice Energy Appalachia LLC, a Delaware limited liability company, to Rice Midstream Holdings LLC, a Delaware limited liability company, of 100% of the Equity Interests in Rice Poseidon, and (d) the subsequent contribution by Rice Midstream Holdings LLC, a Delaware limited liability company, of 100% of the Equity Interest in Rice Poseidon to the Borrower, all in accordance with the Poseidon Contribution Documents.

“Poseidon Contribution Documents” means (a) that certain Distribution Agreement dated as of December 17, 2014 between Rice Drilling B LLC, a Delaware limited liability company, and Rice Energy Appalachia LLC, a Delaware limited liability company, (b) that certain Contribution Agreement dated as of December 17, 2014 between Rice Energy Appalachia LLC, a Delaware limited liability company, and Rice Midstream Holdings LLC, a Delaware limited liability company, (c) that certain Contribution Agreement, dated as of December 22, 2014, by and among Rice Midstream Holdings LLC, a Delaware limited liability company, Rice Midstream OpCo LLC, a Delaware limited liability company, the General Partner, and the Parent, and (d) all conveyances, assignments, bills of sale, and other material agreements and instruments executed and delivered in connection with the Poseidon Contribution, in each case, as the same may be amended, supplemented or otherwise modified from time to time to the extent permitted under Section 9.18.

“Predecessor” has the meaning given to such term in the Registration Statement.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in San Francisco, California; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

“Processing Plants” means the Midstream Properties of the Credit Parties or Drop Down Entity Mortgagors, as applicable, comprised of any processing plants owned or leased from time to time by any Credit Party or Drop Down Entity Mortgagor that are used in the business of such Credit Party or Drop Down Entity Mortgagor.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including cash, securities, accounts and contract rights.

“Public Lender” has the meaning assigned such term in Section 8.01.

“Purchase Money Indebtedness” means Debt, the proceeds of which are used to finance the acquisition, construction, or improvement of inventory, equipment or other Property in the ordinary course of business.

“Qualified ECP Counterparty” means, in respect of any Swap Agreement, the Borrower and each Guarantor to the extent that such Person (a) has total assets exceeding $10,000,000 at the time any guaranty of obligations under such Swap Agreement becomes effective or (b) otherwise constitutes an “eligible contract participant” with respect to such Swap Agreement under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Refined Products” means gasoline, diesel fuel, jet fuel, asphalt and asphalt products, and other refined products of crude oil.

“Register” has the meaning assigned to such term in Section 12.04(b)(iv).

“Registration Statement” means the Form S-1 Registration Statement File No. 333-199932 initially filed by the Parent with the SEC on November 6, 2014, as amended prior to the Effective Date.

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“REI” means Rice Energy Inc., a Delaware corporation.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remedial Work” has the meaning assigned to such term in Section 8.10(a).

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein mean a Responsible Officer of the Parent or the Borrower, as applicable.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interest in the Parent, the Borrower, any other Restricted Subsidiary or any Drop Down Entity, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interest in the Parent, the Borrower, any other Restricted Subsidiary or any Drop Down Entity.

“Restricted Subsidiary” means any Subsidiary of the Parent that is not an Unrestricted Subsidiary, including the Borrower.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“Rice Poseidon” means Rice Poseidon Midstream LLC, a Delaware limited liability company.

“Rights of Way” has the meaning given to such term in Section 7.16(b).

“Rolling Period” means (a) for the fiscal quarters ending on March 31, 2015, June 30, 2015 and September 30, 2015, the period commencing on January 1, 2015 and ending on the last day of such applicable fiscal quarter and (b) for the fiscal quarter ending on December 31, 2015, and for each fiscal quarter thereafter, the period of four (4) consecutive fiscal quarters ending on the last day of such applicable fiscal quarter.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Sanction” means any economic or financial sanction or trade embargo imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC, the U.S. Department of the Treasury or the U.S. Department of State.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (including, at the time of this Agreement, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Treasury Management Lenders and Secured Swap Parties, and “Secured Party” means any of them individually.

“Secured Swap Agreement” means (a) any Swap Agreement between (i) the Parent, the Borrower or any other Restricted Subsidiary and (ii) any Lender or Affiliate of a Lender that exists on the Effective Date, and (b) any Swap Agreement between (i) the Parent, the Borrower or any other Restricted Subsidiary and (ii) any Person that is, on the date such Swap Agreement was entered into, a Lender or an Affiliate of a Lender, in each case, even if such Person subsequently ceases to be a Lender (or an Affiliate thereof) for any reason.

“Secured Swap Obligations” means Obligations referred to in clause (b) of the definition of Obligations.

“Secured Swap Party” means the counterparty opposite the Parent, the Borrower or any other Restricted Subsidiary under any Secured Swap Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Instruments” means the mortgages, deeds of trust, pledge agreements, security agreements, control agreements and other agreements, instruments, supplements or certificates described or referred to in Exhibit E, and any and all other agreements, instruments, supplements, consents or certificates (including the Guaranty and Collateral Agreement) now or hereafter executed and delivered by the Borrower or any other Person including any Drop Down Entity Mortgagor (other than Secured Swap Agreements or participation or similar agreements between any Lender and any other lender or creditor with respect to any Obligations pursuant to this Agreement) in order to guarantee or provide collateral security for the payment or performance of the Obligations, the Notes, this Agreement or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.

“Senior Notes” means unsecured notes or bonds from time to time issued pursuant to one or more public or private capital markets financings (in each case, as modified, renewed, refunded, replaced in any manner or refinanced in whole or in part from time to time in compliance with this Agreement); provided that (a) such notes or bonds do not provide for any amortization of principal or any scheduled or mandatory prepayments, redemptions, repayments, or defeasance of principal on any date prior to 91 days after the Maturity Date (other than provisions requiring offers to repurchase in connection with asset sales or any change of control), (b) such notes or bonds have a scheduled maturity date that is no earlier than 91 days after the Maturity Date, (c) the financial ratio covenants, negative covenants and events of default pertaining to such notes or bonds are not materially more onerous, taken as a whole, than the financial ratio covenants, negative covenants and Events of Default contained in this Agreement (as determined by the board of directors of the General Partner) and (d) both immediately before and immediately after giving effect to the incurrence of any principal Debt under such notes or bonds, no Event of Default exists or would exist after giving effect to any concurrent repayment of other Debt with the proceeds of such incurrence.

“Senior Notes Debt” means unsecured Debt in respect of Senior Notes, including the principal amounts owing thereunder and any associated obligations to pay interest, premiums, indemnifications, expenses, costs or other amounts.

“Senior Notes Documents” means each indenture or agreement providing for Senior Notes Debt, the Senior Notes, all guaranties of Senior Notes, and any other instruments or agreements made or delivered by the Borrower or any Subsidiary in connection with such Senior Notes Debt in each case, as amended, restated, modified, supplemented, renewed or replaced in any manner (whether upon or after termination or otherwise) from time to time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means the collective reference to any Debt of the Parent or any Restricted Subsidiary that is subordinated in right and time of payment to the Obligations and that contains such other terms and conditions, in each case, as are satisfactory to the Administrative Agent.

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, or (b) any other Person of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) are, as of such date, owned, Controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means (a) any subsidiary of the Parent including the Borrower and (b) each Drop Down Entity, regardless of whether such Drop Down Entity otherwise meets the criteria set forth in the definition of “subsidiary”.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act); provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent or the Restricted Subsidiaries shall be a Swap Agreement and no sale of a commodity for deferred shipment or delivery that is intended to be physically settled shall be a Swap Agreement. If multiple transactions are entered into under a master agreement, each transaction is a separate Swap Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements (including, without duplication, any unpaid amounts due on the date of calculation).

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earlier of the Maturity Date and the date of termination of the Commitments.

“Threshold Amount” means $10,000,000.

“Transactions” means, (a) with respect to the Borrower, the execution, delivery and performance by the Borrower of this Agreement, each other Loan Document to which it is a party, the borrowing of Loans and the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on Mortgaged Properties and other Collateral pursuant to the Security Instruments, (b) with respect to each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Obligations by such Guarantor and the grant by such Guarantor of Liens on Mortgaged Properties and other Collateral pursuant to the Security Instruments, (c) with respect to the Credit Parties, the execution, delivery and performance of each Poseidon Contribution Document to which it is a party, (d) with respect to the Parent, the consummation of the Parent IPO, and (e) with respect to each Drop Down Entity Mortgagor, the grant by such Drop Down Entity Mortgagor of Liens on Mortgaged Properties pursuant to the Security Instruments.

“Transfer” means to sell, assign, convey or otherwise transfer Property, provided that Transfer does not include the grant or creation of a Lien.

“Treasury Management Agreement” means any agreement to provide cash management services, including treasury, depositing, overdraft, credit or debit card, p-card, electronic funds transfer and other cash management arrangements.

“Treasury Management Lender” means any Person that, at the time it enters into a Treasury Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Treasury Management Agreement.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“Unadjusted EBITDA” means, for any period, (a) EBITDA for such period (without giving effect to clause (A) of the proviso contained at the end of the first sentence of the definition thereof) minus (b) the aggregate amount of Capital Expansion Project Add-Backs for such period.

“Undrawn Amount” means, at any time, with respect to any Letter of Credit, the maximum amount that may be drawn under such Letter of Credit after giving effect to (a) all provisions in such Letter of Credit providing for future automatic increases in the amount that may be drawn under such Letter of Credit (regardless of whether such automatic increases have then occurred at such time) and (b) any amounts previously drawn under such Letter of Credit.

“Unrestricted Subsidiary” means any Subsidiary of the Parent (a) designated as such on Schedule 7.14, (b) which the Parent or the Borrower has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 9.15, (c) that is a Drop Down Entity (unless such Subsidiary is designated by the Parent or the Borrower as a Restricted Subsidiary and no Event of Default exists at the time of or results from such designation) or (d) that is a subsidiary of an Unrestricted Subsidiary; provided that in no event may the Borrower be designated as an Unrestricted Subsidiary.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 5.03(g)(iii).

“Withholding Agent” means the Borrower, any Guarantor or the Administrative Agent.

Section 1.03 Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.04 Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation”. The word “or” is not exclusive. The word “shall” shall be construed to have the same meaning and effect as the word “will”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05 Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Initial Financial Statements except for changes in which the Parent’s independent certified public accountants concur and which are disclosed to the Administrative Agent as part of, or along with, the audited annual financial statements delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants set forth in ARTICLE IX is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods. Notwithstanding anything herein to the contrary, for the purposes of calculating any of the ratios tested under Section 9.01, and the components of each of such ratios, all Unrestricted Subsidiaries, and their subsidiaries (including their assets, liabilities, income, losses, cash flows, and the elements thereof) shall be excluded, except for any cash dividends or distributions actually paid by any Unrestricted Subsidiary or any of its subsidiaries to the Parent, the Borrower or any other Restricted Subsidiary, which shall be deemed to be income to the Parent, the Borrower or such other Restricted Subsidiary when actually received by it.

ARTICLE II

THE CREDITS

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower during the Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.

Section 2.02 Loans and Borrowings.

(a) Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that, notwithstanding the foregoing, an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.07(e). Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d) Notes. Upon request of such Lender, the Loans made by a Lender shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, and, in the case of any Lender party hereto as of the date of this Agreement, such Note shall be dated as of the date of this Agreement, or in the case of any Lender that becomes a party hereto pursuant to an Assignment and Assumption or an Additional Lender Agreement, such Note shall be dated as of the effective date of such Assignment and Assumption or Additional Lender Agreement, as applicable, payable to such Lender in a principal amount equal to its Commitment as in effect on such date, and otherwise duly completed. In the event that any Lender’s Commitment increases or decreases for any reason (whether pursuant to Section 2.06, Section 12.04(b) or otherwise), the Borrower shall, upon request of such Lender, deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to such Lender in a principal amount equal to its Commitment after giving effect to such increase or decrease, and otherwise duly completed, against return to the Borrower of the Note so replaced. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.07(e). Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(a) the aggregate amount of the requested Borrowing;

(b) the date of such Borrowing, which shall be a Business Day;

(c) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(d) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(e) the current total Revolving Credit Exposures (without regard to the requested Borrowing) and the pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing); and

(f) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Borrowing Request shall constitute a representation by the Borrower that the amount of the requested Borrowing shall not cause the total Revolving Credit Exposures to exceed the total Commitments.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Interest Elections.

(a) Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile or e-mail to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower.

(c) Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Effect of Failure to Deliver Timely Interest Election Request and Events of Default on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing: no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05 Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with a Lender and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.07(e) shall be remitted by the Administrative Agent to the Issuing Bank. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b) Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.06 Termination, Reduction and Increase of Commitments.

(a) Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date. If at any time the Commitments are reduced to zero, then the Commitments shall terminate on the effective date of such reduction.

(b) Optional Termination and Reduction of Commitments.

(i) The Borrower may at any time terminate, or from time to time reduce, the aggregate Commitments; provided that each reduction of the aggregate Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $2,000,000 and the Borrower shall not terminate or reduce the aggregate Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c)(i), the total Revolving Credit Exposures would exceed the total Commitments.

(ii) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the aggregate Commitments under Section 2.06(b)(i) at least three Business

Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable. Each reduction of the aggregate Commitments shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

(c) Optional Increase in Commitments.

(i) Subject to the conditions set forth in Section 2.06(c)(ii), upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may increase the Commitments then in effect by increasing the Commitment of a Lender or by causing a Person approved as a Lender by the Administrative Agent to become a Lender (each an “Additional Lender”), subject to the terms and conditions of this Section 2.06(c) (such additional Commitments, the “Additional Commitments”).

(ii) If the Borrower elects to increase the total Commitments by increasing the Commitment of a Lender, the Borrower and such Lender shall execute and deliver to the Administrative Agent an agreement substantially in the form of Exhibit H-1 (a “Commitment Increase Agreement”), and the Borrower shall deliver a new Note payable to such Lender in a principal amount equal to its Commitment after giving effect to such increase, and otherwise duly completed.

(iii) If the Borrower elects to increase the total Commitments by causing an Additional Lender to become a party to this Agreement, the Borrower and such approved Additional Lender(s) shall execute and deliver to the Administrative Agent an agreement substantially in the form of Exhibit H-2 (an “Additional Lender Agreement”), such Additional Lender(s) shall deliver to the Administrative Agent an Administrative Questionnaire, and the Borrower shall, if requested by such Additional Lender, deliver a Note payable to such Additional Lender in a principal amount equal to its Commitment, and otherwise duly completed.

(iv) Any increase in the Commitments shall be subject to the following additional conditions:

(A) such increase shall not be less than $50,000,000 unless the Administrative Agent otherwise consents, and no such increase shall be permitted if after giving effect thereto the aggregate value of all increases to the Commitments during the Availability Period would exceed $200,000,000;

(B) no Default shall have occurred and be continuing immediately prior to the effective date of such increase or after giving effect to such increase;

(C) no Lender’s Commitment may be increased without the consent of such Lender;

(D) on the effective date of such increase, no Eurodollar Borrowings shall be outstanding or if any Eurodollar Borrowings are outstanding, then the effective date of such increase shall be the last day of the Interest Period in respect of such Eurodollar Borrowings unless the Borrower pays any compensation required by Section 5.02 (unless otherwise waived by all Lenders);

(E) the pro forma Consolidated Total Leverage Ratio as of the effective date of such increase (calculated in a manner reasonably acceptable to the Administrative Agent) does not exceed the applicable maximum ratio for the last day of the fiscal quarter in which such increase occurs as set forth in Section 9.01(b) assuming that, for purposes of calculating the Consolidated Total Leverage Ratio as of such date, the Lenders have made Loans to the Borrower in an aggregate amount equal to the amount of the aggregate Commitments (including the amount of the increase in the Commitments on such date); and

(F) any Additional Commitments shall be on terms and pursuant to the documentation applicable to the initial Commitments on the date hereof.

(v) Subject to acceptance and recording thereof pursuant to Section 2.06(c)(vi) from and after the effective date specified in the Commitment Increase Agreement or the Additional Lender Agreement (or if any Eurodollar Borrowings are outstanding, then the last day of the Interest Period in respect of such Eurodollar Borrowings, unless the Borrower has paid the compensation, if any, required by Section 5.02): (A) the amount of the Commitments shall be increased as set forth therein, and (B) in the case of an Additional Lender Agreement, any Additional Lender party thereto shall be a party to this Agreement and the other Loan Documents and have the rights and obligations of a Lender under this Agreement and the other Loan Documents. In addition, (unless all Lenders have increased their respective Commitments proportionately and there is no Additional Lender) then Borrower shall borrow from each increasing Lender and Additional Lender and shall make prepayments to the other Lenders (all without restriction by any otherwise applicable restrictions on borrowing or prepaying hereunder), and each increasing Lender and/or the Additional Lender, as applicable, shall purchase (and the other Lenders shall sell) participation interests in Letters of Credit, such that each Lender (including any Additional Lender, if applicable) shall hold its Applicable Percentage of the outstanding Loans (and participation interests in Letters of Credit) after giving effect to the increase in the Commitments.

(vi) Upon its receipt of a duly completed Commitment Increase Agreement or an Additional Lender Agreement, executed by the Borrower and the Lender or the Borrower and the Additional Lender party thereto, as applicable, and the Administrative Questionnaire referred to in Section 2.06(c)(iii), if applicable, the Administrative Agent shall accept such Commitment Increase Agreement or Additional Lender Agreement and record the information contained therein in the Register required to be maintained by the Administrative Agent pursuant to Section 12.04(c). No increase in the Commitments shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 2.06(c)(vi).

Section 2.07 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of dollar denominated Letters of Credit for its own account or for the account of any of its Restricted Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the

Availability Period. Each Letter of Credit shall be in a minimum face amount of Twenty-Five Thousand Dollars ($25,000) (or such lesser amount as may be agreed to by Issuing Bank). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (not less than five (5) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:

(i) requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;

(ii) specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii) specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.07(c));

(iv) specifying the amount of such Letter of Credit;

(v) specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and

(vi) specifying the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).

Each notice shall constitute a representation by the Borrower that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, the LC Exposure shall not exceed the LC Commitment and the total Revolving Credit Exposures shall not exceed the total Commitments.

If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit; provided that, in the event of any conflict between such application and the terms of this Agreement, the terms of this Agreement shall control.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), and (ii) the date that is five Business Days prior to the Maturity Date. Each Letter of Credit with a one (1) year term may provide for the renewal thereof for additional one (1) year periods; provided that no such period shall extend beyond the date described in clause (ii) above.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.07(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.07(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, unless the Borrower has notified the Administrative Agent that it intends to reimburse all or part of such LC Disbursement without using Loan proceeds or has submitted a Borrowing Request with respect thereto, the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.07(e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.07(e)

to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.07(e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.07(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.07(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise due care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or by the Issuing Bank’s gross negligence or willful misconduct. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed the Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.07(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.07(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.07(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b). From and after the effective date of any such replacement, the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization.

(i) If the Borrower is required to Cash Collateralize the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), or the Borrower is required to Cash Collateralize a Defaulting Lender’s LC Exposure pursuant to Section 4.04(a)(v), then the Borrower shall Cash Collateralize such LC Exposure or the excess attributable to such LC Exposure, as the case may be, as of such date. In addition, if the Commitments are terminated or the Loans become due and payable pursuant to Section 10.02(a) or the Loans are not paid in full on the Maturity Date, then the Borrower shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure.

(ii) The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, a security interest in and Lien on each account (a “Collateral Account”) in which the Borrower has Cash Collateralized any obligation hereunder and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor (collectively, the “Cash Collateral”).

The Borrower, and to the extent granted by any Defaulting Lender, such Defaulting Lender, agrees to maintain, or cause to be maintained, such security interest as an exclusive first priority and continuing perfected security interest. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided (other than Permitted Liens), or that the total amount of such Cash Collateral is less than the minimum collateral amount required hereunder, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iii) The Borrower’s obligation to Cash Collateralize pursuant to this Section 2.07(j) shall be absolute and unconditional, without regard to whether any beneficiary of any Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any other Restricted Subsidiary may now or hereafter have against any such beneficiary, the Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever.

(iv) Each Collateral Account and all Cash Collateral shall secure the payment and performance of the Borrower’s and the Guarantors’ Obligations under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over each Collateral Account and the Cash Collateral. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in each Collateral Account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement or the other Loan Documents. If the Borrower is required to Cash Collateralize hereunder in connection with any prepayment pursuant to Section 3.04(c), then such Cash Collateral will be returned to the Borrower promptly after the Revolving Credit Exposure ceases to exceed the total Commitments. If the Borrower is required to Cash Collateralize hereunder pursuant to Section 4.04(a)(v), then such Cash Collateral shall no longer be required to be held as Cash Collateral pursuant to this Section 2.07(j) following the elimination or reduction of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) such that there exists excess Cash Collateral; provided that, subject to Section 4.04 the Person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations, and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall be returned to the Borrower but shall remain subject to the security interest granted pursuant to the Loan Documents. If the Borrower is required to Cash Collateralize hereunder pursuant to the final sentence of Section 2.07(j)(i), then such Cash Collateral shall be returned to the Borrower within three Business Days after the LC Exposure has been reduced to zero.

ARTICLE III

PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

Section 3.01 Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

Section 3.02 Interest.

(a) ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin for ABR Borrowings, but in no event to exceed the Highest Lawful Rate.

(b) Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin for Eurodollar Borrowings, but in no event to exceed the Highest Lawful Rate.

(c) Post-Default Rate. Notwithstanding the foregoing, if (i) an Event of Default specified in Section 10.01(a), 10.01(b), 10.01(h) or 10.01(i) has occurred and is continuing, or (ii) the Majority Lenders so elect (or direct the Administrative Agent to so elect) in connection with the occurrence and continuance of any other Event of Default, then in each case all Loans outstanding shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate otherwise applicable to such Loans (including the Applicable Margin applicable with respect to such Loans), but in no event to exceed the Highest Lawful Rate.

(d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that interest accrued pursuant to Section 3.02(c) shall be payable on demand. In the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 3.04 Prepayments.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).

(b) Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) of any optional prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment. Each such notice shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each such partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each such prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and shall be accompanied by accrued interest to the extent required by Section 3.02.

(c) Mandatory Prepayments.

(i) If, after giving effect to any termination or reduction of the aggregate Commitments pursuant to Section 2.06(b), the total Revolving Credit Exposures exceed the total Commitments, then the Borrower shall prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, Cash Collateralize such excess as provided in Section 2.07(j).

(ii) Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar

Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(iii) The Borrower shall prepay the outstanding principal amount of Loans in amounts equal to (A) one hundred percent (100%) of the aggregate Net Proceeds from any Asset Disposition (other than any Asset Disposition by a Drop Down Entity Mortgagor) or (B) the Drop Down Entity Ownership Percentage with respect to such Drop Down Entity Mortgagor of the aggregate Net Proceeds from any Asset Disposition by a Drop Down Entity Mortgagor. Such prepayments shall be made within three (3) Business Days after the date of receipt of the Net Proceeds of any such Asset Disposition by such Credit Party or Drop Down Entity Mortgagor, as applicable; provided that so long as no Event of Default has occurred and is continuing, no prepayments of aggregate Net Proceeds from Asset Dispositions shall be required hereunder to the extent such Net Proceeds are used to acquire other assets useful in the ordinary course of the business of the Credit Parties or such Drop Down Entity Mortgagor, as applicable, within three hundred sixty (360) days after receipt of such Net Proceeds by the Credit Parties or such Drop Down Entity Mortgagor, as applicable, or such longer period of time as may be agreed to by Majority Lenders; provided, however, that any portion of the Net Proceeds not actually reinvested within the applicable time period shall be prepaid in accordance with this Section 3.04(c).

(iv) Promptly following the issuance of any Debt by any Credit Party (other than Debt permitted by Section 9.02 or otherwise consented to by Majority Lenders), the Borrower shall prepay the Loans in an aggregate amount equal to one hundred percent (100%) of the Net Proceeds received in respect of such Debt. Nothing in this paragraph is intended to permit any Credit Party to incur Debt other than as permitted under Section 9.02, and any such incurrence of Debt in violation of Section 9.02 shall be a breach of this Agreement.

(v) The Borrower shall prepay the outstanding principal amount of Loans in an amount equal to (A) one hundred percent (100%) of the aggregate Net Proceeds from any Insurance and Condemnation Event received by any Credit Party and (B) the Drop Down Entity Ownership Percentage with respect to such Drop Down Entity Mortgagor of the aggregate Net Proceeds from any Insurance and Condemnation Event received by any Drop Down Entity Mortgagor. Such prepayments shall be made within three (3) Business Days after the date of receipt of Net Proceeds of any such Insurance and Condemnation Event by such Credit Party or Drop Down Entity Mortgagor, as applicable; provided that, so long as no Event of Default has occurred and is continuing, no prepayments of Net Proceeds from Insurance and Condemnation Events shall be required hereunder to the extent such Net Proceeds are used to acquire other assets useful in the ordinary course of the business of the Credit Parties or such Drop Down Entity Mortgagor, as applicable, within three hundred sixty (360) days after receipt of such Net Proceeds by the Credit Parties or such Drop Down Entity Mortgagor, as applicable, or such longer period of time as may be agreed to by Majority Lenders; provided, however, that any portion of the Net Proceeds not actually reinvested within the applicable time period shall be prepaid in accordance with this Section 3.04(c).

(vi) Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.

(vii) If any prepayment is required to be made under Section 3.04(c)(iii)(B) or Section 3.04(c)(v)(B), the Borrower shall cause the applicable Drop Down Entity Mortgagor to make a cash dividend to a Credit Party in an amount not less than the amount of such required prepayment.

(d) No Premium or Penalty. All prepayments permitted or required under this Section 3.04 shall include breakage expense, if any, required under Section 5.02 and shall be without premium or penalty.

Section 3.05 Fees.

(a) Commitment Fees. Except as otherwise provided in Section 4.04(a)(iii), the Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused amount of the Commitment of such Lender during the period from and including the date of this Agreement to but excluding the Termination Date. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case such fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Letter of Credit Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure. The Borrower also agrees to pay to the Issuing Bank, for its own account, (i) a fronting fee, which shall be payable at issuance of each Letter of Credit in an amount equal to the greater of $500 or 0.125% of the face amount of such Letter of Credit (which, for purposes of this clause (i), shall mean the maximum face amount of such Letter of Credit after giving effect to all provisions in such Letter of Credit providing for future automatic increases in the amount that may be drawn under such Letter of Credit) and (ii) the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this Section 3.05(b) shall be payable within 10 days after demand.

All participation fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case such fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent in the Fee Letter.

ARTICLE IV

PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS

Section 4.01 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances, absent manifest error. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Parent or any Restricted Subsidiary thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02 Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03 Deductions by the Administrative Agent.

(a) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b), Section 2.07(d), Section 2.07(e) or Section 4.02, or otherwise hereunder, then the Administrative Agent may, in its sole discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder, in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

(b) Payments to Defaulting Lenders. If a Defaulting Lender (or a Lender who would be a Defaulting Lender but for the expiration of the relevant grace period) as a result of the exercise of a set-off shall have received a payment in respect of its Revolving Credit Exposure which results in its Revolving Credit Exposure being less than its Applicable Percentage of the aggregate Revolving Credit Exposures, then (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.04 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (ii) no payments will be made to such Defaulting Lender until such time as such Defaulting Lender shall have complied with Section 4.04, and all amounts due and owing to the Lenders have been equalized in accordance with each Lender’s respective pro rata share of the Obligations. Further, if at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of an LC Disbursement while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage of all Loans then outstanding. After acceleration or maturity of the Loans, subject to the first sentence of this Section 4.03(b), all principal will be paid ratably as provided in Section 10.02(c).

Section 4.04 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender, to the extent not prohibited by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Lenders and in Section 12.02(b).

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.07(j); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.07(j); sixth, to the payment of any amounts owing to the Lenders or Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, and LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 4.04(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 4.04(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 3.05(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit fees pursuant to Section 3.05(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.07(j).

(C) With respect to any Letter of Credit fee not required to be paid to any Defaulting Lender pursuant to clause (iii)(B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 6.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and

(y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent), the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to subsection (iv) and any Cash Collateral provided by such Defaulting Lender) in accordance with the procedures set forth in Section 2.07(j).

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 4.04(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Lender is a Defaulting Lender, Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it will have no Fronting Exposure after giving effect thereto.

ARTICLE V

INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY

Section 5.01 Increased Costs.

(a) Eurodollar Changes in Law. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) subject the Administrative Agent or any Lender to any Taxes (other than (A) Indemnified Taxes or (B) Taxes described in clauses (c) through (d) of the definition of Excluded Taxes and (C) Other Connection Taxes) on its Loans, Loan principal, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender in respect of any Eurodollar Loan (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or liquidity or on the capital or liquidity of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time, upon receipt of a certificate described in the following subsection (c) the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d) Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than nine months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine month period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert or continue any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.05, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to be the excess, if any, of (x) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (y) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty days after receipt thereof.

Section 5.03 Taxes.

(a) Issuing Bank. For purposes of this Section 5.03, the term “Lender” includes Issuing Bank and the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower or any Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.03(b)), (i) the Administrative Agent, any Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Guarantor shall make such deductions and (iii) the Borrower or such Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(c) Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes that have been paid by the Administrative Agent.

(d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within thirty days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid or payable by such Recipient, or required to be withheld or deducted from a payment to such Recipient, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Administrative Agent, a Lender or the Issuing Bank as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

Without limiting the generality of the foregoing, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of Internal Revenue Service Form W-8BEN-E;

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner; or

(v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(h) FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(i) Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Bank determines that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.03, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.03 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Notwithstanding anything to the contrary in this paragraph (i), in no event will the indemnified party be required to pay any amount to the Borrower pursuant to this paragraph (i) to the extent such payment would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(j) Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 5.04 Mitigation Obligations; Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 5.05 Replacement of Lenders. If (a) any Lender requests compensation under Section 5.01, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, and such Lender has not prevented such required payment by designating a different lending office in accordance with Section 5.04, (c) any Lender is a Defaulting Lender or a Non-Consenting Lender or (d) any Lender has given notice pursuant to Section 5.06 that it is unable to make or maintain Eurodollar Loans but Lenders constituting Majority Lenders have not given such notice, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)), all its interests, rights (other than its existing rights to payments pursuant to Section 5.01 or Section 5.03) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 12.04(b)(ii)(C), (ii) if such assignee is not already a Lender, the Borrower shall have received the prior written consent of the Administrative Agent and the Issuing Bank, which consent shall not unreasonably be withheld, (iii) such assigning Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.02), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iv) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments, and (v) such assignment does not conflict with applicable law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 5.06 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01 Effective Date. This Agreement (including the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder) shall not become effective until the date on which the Administrative Agent gives notice (as provided in the final sentence of this Section) that each of the following conditions has been satisfied (or waived in accordance with Section 12.02) prior to 2:00 p.m., Central Daylight Time, on February 27, 2015 (and, if not satisfied prior to such time, this Agreement shall be null and void and of no force and effect):

(a) The Administrative Agent, the Arranger and the Lenders shall have received all commitment and agency fees and all other fees and amounts due and payable on or prior to the

Effective Date, including (i) fees payable pursuant to Section 3.05(c) and (ii) to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including the fees and expenses of Vinson & Elkins L.L.P., counsel to the Administrative Agent).

(b) The Borrower shall have deposited $10,000 with Vinson & Elkins L.L.P., counsel for the Administrative Agent, to be held by such counsel and applied toward payment of costs and expenses for recordation of the Security Instruments relating to the Mortgaged Property, as provided pursuant to Section 12.03(a). If such deposit exceeds the amount of such costs and expenses, the excess shall be returned to the Borrower. If such deposit is less than such costs and expenses, the deficit shall be paid by Borrower pursuant to Section 12.03(a).

(c) The Administrative Agent shall have received a certificate of the Secretary, Assistant Secretary or a Responsible Officer of or with respect to each Credit Party (which may be given by an officer of the General Partner on behalf of itself and the Parent and any other Credit Parties) setting forth (i) resolutions of the members, board of directors or other appropriate governing body with respect to the authorization of such Credit Party to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers who are authorized to sign the Loan Documents to which such Credit Party is a party and who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the limited liability company agreement, the articles or certificate of incorporation and bylaws (or comparable organizational documents) of such Credit Party, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificates until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(d) The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the General Partner, the Parent, the Borrower and each other Guarantor.

(e) The Administrative Agent shall have received a closing certificate of a Responsible Officer of the Parent, dated as of the Effective Date, confirming on behalf of the Credit Parties that (i) the representations and warranties of the Parent, the Borrower and the other Restricted Subsidiaries in this Agreement or any of the other Loan Documents, as applicable, are true and correct, (ii) no Default or Event of Default then exists, and (iii) since December 31, 2013, nothing has occurred which has had a Material Adverse Effect.

(f) The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(g) The Administrative Agent shall have received a duly executed Note payable to each Lender that has requested a Note in a principal amount equal to its Commitment dated as of the date hereof.

(h) The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments described on Exhibit E. In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall be reasonably satisfied that the Liens under the Security Instruments will, upon the recording of the Security Instruments, be first priority, perfected Liens (subject only to Permitted Liens) on all Property purported to be pledged as Collateral pursuant to the Security Instruments.

(i) The Administrative Agent shall have received an opinion of Thompson & Knight LLP, special counsel to the Borrower and the Guarantors, and local counsel in the State of Pennsylvania, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(j) The Administrative Agent shall have received a certificate of insurance coverage of the Credit Parties evidencing that the Credit Parties are carrying insurance in accordance with Section 7.12.

(k) The Administrative Agent shall have received satisfactory title information as the Administrative Agent may reasonably require with respect to the status of title to the Midstream Properties of the Credit Parties.

(l) The Administrative Agent shall be reasonably satisfied with the environmental condition of the Midstream Properties of the Credit Parties.

(m) The Administrative Agent shall have received a certificate of a Responsible Officer of the Parent certifying that (i) the Credit Parties have received all consents and approvals required by Section 7.03 and (ii) the Parent and its Consolidated Restricted Subsidiaries are solvent.

(n) The Administrative Agent shall have received the Initial Financial Statements.

(o) The Administrative Agent shall have received appropriate Uniform Commercial Code search certificates reflecting no prior Liens encumbering the Properties of the Parent and its Restricted Subsidiaries for the State of Delaware, the State of Pennsylvania and any other jurisdiction requested by the Administrative Agent, other than those being released on or prior to the Effective Date or Permitted Liens.

(p) The Administrative Agent shall have reviewed and be satisfied with the Parent’s and Restricted Subsidiaries’ capital structure, financing plan and hedging strategy and shall have performed and be satisfied with such other due diligence regarding the Parent, the Restricted Subsidiaries and their Properties as the Administrative Agent may require.

(q) The Administrative Agent and the Lenders shall have received, at least three (3) Business Days prior to the Effective Date, and be reasonably satisfied in form and substance with, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including but not restricted to the USA PATRIOT Act.

(r) No material litigation, arbitration or similar proceeding shall be pending or threatened which calls into question the validity or enforceability of this Agreement, the other Loan Documents or the Transactions.

(s) The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying: (i) that attached to such certificate are true, accurate and complete copies of the material Poseidon Contribution Documents, (ii) that prior to or concurrently with the initial Borrowings hereunder the Credit Parties are consummating the Poseidon Contribution, substantially in accordance with the terms of the Poseidon Contribution Documents (without waiver or amendment of any material term or condition thereof not otherwise reasonably acceptable to the Administrative Agent), that the Borrower owns 100% of the Equity Interests in Rice Poseidon and that the Credit Parties own or have acquired, or are, concurrently with the initial Borrowings hereunder, acquiring substantially all of the Midstream Properties contemplated by the Poseidon Contribution Documents, and (iii) as to such other related matters, documents and information as the Administrative Agent shall have reasonably requested.

(t) The Parent IPO shall have been consummated in accordance with the Registration Statement and the certificate of formation and other organizational documents of the Parent, and the Administrative Agent shall have received certified copies of any documentation related thereto that it has reasonably requested.

(u) The consummation of the Parent IPO shall have resulted in gross cash proceeds to the Parent in an amount not less than $300,000,000.

(v) As of the Effective Date, the Administrative Agent shall have received (i) a certificate of a Responsible Officer of the Parent certifying as to a true, correct and complete list, as of the date of such certificate, of all “Buildings” (as defined by the applicable Flood Insurance Regulations) located on real property that is subject to Liens created by the Security Instruments, (ii) a life of loan flood hazard determination with respect to all Midstream Properties on which there exists a Building, (iii) if such real property is located in a special flood hazard area, evidence of flood insurance in such amounts as are acceptable to the Administrative Agent, and (iv) such other certificates or notices reasonably required by the Administrative Agent to facilitate compliance with Governmental Requirements, each in form and substance reasonably satisfactory to the Administrative Agent (the items listed in the foregoing clauses (i) through (iv), collectively, the “Flood Deliverables”).

(w) After giving effect to the Parent IPO, the Poseidon Contribution, and any Restricted Payments made on the Effective Date pursuant to Section 9.04(a)(iv), the Commitments shall remain undrawn and there shall be no Revolving Credit Exposure.

(x) The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.

Without limiting the generality of the provisions of Section 11.04, for purposes of determining compliance with the conditions specified in this Section 6.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 6.01 to be consented to or approved by or acceptable to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date specifying its objection thereto. All documents executed or submitted pursuant to this Section 6.01 by and on behalf of the Parent or any of its Restricted Subsidiaries shall be in form and substance satisfactory to the Administrative Agent and its counsel. The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 6.02 Each Credit Event. The obligation of each Lender to make any new Loan (including the initial Loans funded), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:

(a) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(b) The representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except (i) to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct as of such specified earlier date, and (ii) to the extent that any such representation and warranty is expressly qualified by materiality or by reference to Material Adverse Effect, such representation and warranty (as so qualified) shall continue to be true and correct in all respects.

(c) The making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable would not conflict with, or cause any Lender or the Issuing Bank to violate or exceed, any applicable Governmental Requirement.

(d) The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit (including an amendment, extension or renewal of a Letter of Credit) in accordance with Section 2.07(a), as applicable.

Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a) and (b).

Section 6.03 Additional Conditions to Letters of Credit. In addition to the conditions precedent set forth in Section 6.02, so long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that at the time of such issuance, amendment or increase: (a) the terms of Section 4.04(c) will be satisfied, (b) the LC Exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or the Borrower will Cash Collateralize the LC Exposure in accordance with Section 4.04(a)(v), and (c) participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in accordance with Section 4.04(a)(iv) (and Defaulting Lenders shall not participate therein).

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

The Parent and the Borrower jointly and severally represent and warrant to the Lenders that:

Section 7.01 Organization; Powers. Each of the Parent, the Borrower and the Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02 Authority; Enforceability. The Transactions are within the Borrower’s, each Guarantor’s and each Drop Down Entity Mortgagor’s corporate, limited liability company, or partnership powers and have been duly authorized by all necessary corporate, limited liability company or partnership action and, if required, action by any holders of its Equity Interests (including any action required to be taken by any class of directors, managers or supervisors, whether interested or disinterested, as applicable, of the Borrower or any other Person, in order to ensure the due authorization of the Transactions). Each Loan Document and Poseidon Contribution Document to which the Borrower, each Guarantor and each Drop Down Entity Mortgagor is a party has been duly executed and delivered by the Borrower, such Guarantor or such Drop Down Entity Mortgagor and constitutes a legal, valid and binding obligation of the Borrower, such Guarantor or such Drop Down Entity Mortgagor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03 Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including holders of its Equity Interests or any class of directors, managers or supervisors, as applicable, whether interested or disinterested, of the Parent, the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the Transactions, except such as have been obtained or made and are in full force and effect, other than (i) the recording and filing of the Security Instruments as required by this Agreement, (ii) normal requirements under applicable Governmental Requirements for initial public offerings, and (iii) those third party approvals or consents which, if not made or obtained, would not cause a Default or an Event of Default under any provision of this Agreement other than this Section 7.03 or could not reasonably be expected to have a Material Adverse Effect, (b) will not violate any applicable law or regulation or the limited liability company agreements, charter, by-laws or other organizational documents of the Parent, the

Borrower, any other Restricted Subsidiary or any Drop Down Entity Mortgagor or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture or other agreement regarding Debt binding upon the Parent, the Borrower, any other Restricted Subsidiary, or any Drop Down Entity Mortgagor or any of their Properties, or give rise to a right thereunder to require any payment to be made by the Parent, the Borrower, such other Restricted Subsidiary or such Drop Down Entity Mortgagor, (d) will not violate or result in a default under any Poseidon Contribution Document and (e) will not result in the creation or imposition of any Lien on any Property of the Parent, the Borrower, any other Restricted Subsidiary or any Drop Down Entity Mortgagor (other than the Liens created by the Loan Documents).

Section 7.04 Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders the Predecessor’s consolidated balance sheet and statements of income, stockholders equity and cash flows as included in the Registration Statement. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Predecessor as of such dates and for such periods in accordance with GAAP, as provided in the Registration Statement.

(b) No Material Adverse Effect has occurred since December 31, 2013.

(c) Except as listed on Schedule 7.04(c), neither the Parent nor any Restricted Subsidiary has on the date hereof, after giving effect to the Transactions, any Material Debt (including Disqualified Capital Stock but excluding any Debt in respect of Swap Agreements included in the Obligations) or any material off-balance sheet liabilities or partnership liabilities that would be required by GAAP to be reflected or noted in audited financial statements, material liabilities for past due taxes, or any unusual forward or long-term commitments or unrealized or anticipated losses from any such unfavorable commitments, except as referred to or reflected or provided for in the Initial Financial Statements and the other written information provided by any Credit Party to Administrative Agent and the Lenders prior to the date hereof.

Section 7.05 Litigation.

(a) Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority, including the FERC or any equivalent state regulatory agency, pending against or, to the knowledge of the Parent or the Borrower, threatened against or affecting the Parent, the Borrower or any other Restricted Subsidiary (i) not fully covered by insurance (except for normal deductibles), that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that challenge the validity or enforceability of any Loan Document.

Section 7.06 Environmental Matters. Except for matters set forth on Schedule 7.06 or that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the Parent and the Subsidiaries and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance with all applicable Environmental Laws;

(b) the Parent and its Subsidiaries have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and neither the Parent nor any of its Subsidiaries has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be denied;

(c) there are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that are pending or, to the Parent’s or the Borrower’s knowledge, threatened against the Parent or any of its Subsidiaries or any of their respective Properties or as a result of any operations at such Properties;

(d) none of the Properties of the Parent or any of its Subsidiaries contain or have contained any: underground storage tanks; asbestos-containing materials; landfills or dumps; hazardous waste management units as defined pursuant to RCRA or any comparable state law; or sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law;

(e) there has been no Release or, to the Parent’s or the Borrower’s knowledge, threatened Release, of Hazardous Materials at, on, under or from the Parent’s or any of its Subsidiaries’ Properties, there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties and, to the knowledge of the Parent and the Borrower, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property;

(f) none of the Parent or its Subsidiaries has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite the Parent’s, Borrower’s or any Subsidiary’s Properties and, to the Parent or the Borrower’s knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notice;

(g) there has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of any of the Parent’s or its Subsidiaries’ Properties that could reasonably be expected to form the basis for a claim for damages or compensation; and

(h) the Parent and the Borrower have made available to the Administrative Agent complete and correct copies of all environmental site assessment reports, and studies on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) that are in the Parent’s, the Borrower’s or any Subsidiary’s possession or control and relating to the Parent’s or any of its Subsidiaries’ Properties or operations thereon.

Section 7.07 Compliance with the Laws and Agreements; No Defaults.

(a) Each of the Parent and the Restricted Subsidiaries is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) None of the Parent or any Restricted Subsidiary is in default nor has any Change of Control or similar event or circumstance occurred that, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default under, or would require the Parent, the Borrower or a Restricted Subsidiary to Redeem or make any offer to Redeem under, any indenture, note, credit agreement or similar instrument pursuant to which any Material Debt is outstanding or by which the Parent or any Restricted Subsidiary or any of their Properties is bound.

(c) No Default has occurred and is continuing.

Section 7.08 Investment Company Act. None of the Parent or any Restricted Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09 Taxes. Each of the Parent and the Restricted Subsidiaries has timely filed or caused to be filed all federal income Tax returns and reports, and all other material Tax returns and reports, required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Parent and the Restricted Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate. No Tax Lien has been filed and, to the knowledge of the Parent and the Borrower, no claim is being asserted with respect to any such Tax or other such governmental charge.

Section 7.10 ERISA. Except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) The Parent, its Subsidiaries and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b) Each Plan is, and has been, established and maintained in substantial compliance with its terms, ERISA and, where applicable, the Code.

(c) No act, omission or transaction has occurred which could result in the imposition on the Parent, any Subsidiary (whether directly or indirectly) of either a civil penalty assessed pursuant to subsections (i) or (l) of section 502 of ERISA or a tax imposed pursuant to section 4975 of the Code or breach of fiduciary duty liability damages under section 409 of ERISA.

(d) Full payment when due has been made of all amounts which the Parent, its Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof.

(e) None of the Parent, its Subsidiaries or any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including any such plan maintained to provide benefits to former employees of such entities, with respect to which its sponsorship of, maintenance of or contribution to may not be terminated by the Parent, a Subsidiary or an ERISA Affiliate, as the case may be, in its sole discretion at any time without any material liability to the Parent or any Subsidiary other than for benefits due as of, or claims incurred prior to, the effective date of such termination, except where such a termination is not allowed under applicable law (including, but not limited to, the Consolidated Omnibus Budget Reconciliation Act of 1985).

Section 7.11 Disclosure; No Material Misstatements. The certificates, written statements and reports, and other written information, taken as a whole, furnished by or on behalf of the Borrower or any Guarantor to the Administrative Agent and the Lenders in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided that (a) to the extent any such certificate, statement, report, or information was based upon or constitutes a forecast or projection, the Parent and the Borrower represent only that they acted in good faith and utilized reasonable assumptions and due care in the preparation of such certificate, statement, report, or information (it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that results during the period(s) covered by such projections may differ from the projected results and that such differences may be material and that the Parent and the Borrower make no representation that such projections will be realized) and (b) as to statements, information and reports supplied by third parties, the Parent and the Borrower represent only that they are not aware of any material misstatement or omission therein.

Section 7.12 Insurance. The Parent has, and the Parent has caused the Restricted Subsidiaries and Drop Down Entity Mortgagors to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in such amounts and against such risks as are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Parent and the Restricted Subsidiaries. The Administrative Agent has been named as additional insureds in respect of such liability insurance policies and the Administrative Agent has been named as a loss payee with respect to such property loss insurance covering Collateral. No Credit Party or Drop Down Entity Mortgagor owns any Building or material Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation), in either case subject to a mortgage lien of any Security Instrument, for which such Credit Party or Drop Down Entity Mortgagor has not delivered to the Administrative Agent evidence or confirmation reasonably satisfactory to the Administrative Agent that (a) such Credit

Party maintains flood insurance for such Building or Manufactured (Mobile) Home that is acceptable to the Administrative Agent or (b) such Building or Manufactured (Mobile) Home is not located in a special flood hazard area.

Section 7.13 Restriction on Liens. None of the Parent, any Restricted Subsidiary or any Drop Down Entity Mortgagor is a party to any material agreement or arrangement, or subject to any order, judgment, writ or decree, that restricts its ability to grant Liens to the Administrative Agent for the benefit of the Secured Parties on or in respect of their Properties to secure the Debt under the Loan Documents, or restricts any Restricted Subsidiary from paying dividends or making any other distributions in respect of its Equity Interests to the Parent or any Restricted Subsidiary, or restricts any Restricted Subsidiary from making loans or advances to the Parent, the Borrower or any other Restricted Subsidiary, or which requires the consent of other Persons in connection therewith, except, in each case, for such encumbrances or restrictions permitted under Section 9.14.

Section 7.14 Subsidiaries. Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent from time to time (which shall promptly furnish a copy to the Lenders), which shall upon disclosure be deemed a supplement to Schedule 7.14, the Parent has no Subsidiaries. The Parent has no Foreign Subsidiaries. Each Subsidiary (other than any Drop Down Entity) listed in Schedule 7.14 is a Restricted Subsidiary unless specifically designated as an Unrestricted Subsidiary, each Drop Down Entity is an Unrestricted Subsidiary unless specifically designated as a Restricted Subsidiary (so long as no Event of Default exists at the time of or results from such designation), each Restricted Subsidiary on such schedule (other than any Drop Down Entity designated as a Restricted Subsidiary) is wholly-owned by the Parent or another Restricted Subsidiary, and 100% of the Equity Interests in each Drop Down Entity is owned collectively by the Parent and its Restricted Subsidiaries and REI and its subsidiaries. As of the Effective Date, Schedule 7.14 sets forth each Person (other than a Subsidiary) in which the Parent or a Restricted Subsidiary owns Equity Interests and the percentage of all Equity Interests in such Person owned by the Parent or such Restricted Subsidiary.

Section 7.15 Location of Business and Offices. Each of the Parent’s and the Borrower’s jurisdiction of organization is Delaware. The name of the Parent as listed in the public records of its jurisdiction of organization is Rice Midstream Partners LP, the organizational identification number of Parent in its jurisdiction of organization is 5581359, the name of the Borrower as listed in the public records of its jurisdiction of organization is Rice Midstream OpCo LLC, and the organizational identification number of the Borrower in its jurisdiction of organization is 5649173 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(k) in accordance with Section 12.01). The Parent and the Borrower’s chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(k) and Section 12.01(c)). Each Restricted Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its chief executive office is stated on Schedule 7.14 (or as set forth in a notice delivered pursuant to Section 8.01(k)). Each Unrestricted Subsidiary’s jurisdiction of organization and name as listed in the public records of its jurisdiction of organization is stated on Schedule 7.14.

Section 7.16 Properties; Titles, Etc.

(a) The Parent and the Restricted Subsidiaries have good and valid title to, valid leasehold interests in, or valid easements, rights of way or other property interests in all of their material real and personal Property free and clear of all Liens except Permitted Liens. Each Drop Down Entity Mortgagor has good and valid title to, valid leasehold interests in, or valid easements, rights of way or other property interests in all of the Mortgaged Properties owned by it free and clear of all Liens except Excepted Liens and Permitted Holdco Credit Facility Liens.

(b) The Gathering Systems are covered by valid and subsisting recorded fee deeds, leases, easements, rights of way, servitudes, permits, licenses and other instruments and agreements (collectively, “Rights of Way”) in favor of the Parent, any other applicable Restricted Subsidiary or any applicable Drop Down Entity Mortgagor (or their predecessors in interest), except where the failure of the Gathering Systems to be so covered, individually or in the aggregate, (i) does not interfere with the ordinary conduct of business of the Parent, any Restricted Subsidiary or such Drop Down Entity Mortgagor, (ii) does not materially detract from the value or the use of the portion of the Gathering Systems which are not covered and (iii) could not reasonably be expected to have a Material Adverse Effect.

(c) The Rights of Way establish a contiguous and continuous right of way for the Gathering Systems and grant the Parent, any applicable Restricted Subsidiary or any applicable Drop Down Entity Mortgagor (or their predecessors in interest) the right to construct, operate, and maintain the Gathering Systems in, over, under, or across the land covered thereby in the same way that a prudent owner and operator would inspect, operate, repair, and maintain similar assets and in the same way as the Parent, any applicable Restricted Subsidiary and any applicable Drop Down Entity Mortgagor have inspected, operated, repaired, and maintained the Gathering Systems prior to the Effective Date; provided, however, (i) some of the Rights of Way granted to the Parent, such applicable Restricted Subsidiary or such applicable Drop Down Entity Mortgagor (or their predecessors in interest) by private parties and Governmental Authorities are revocable at the right of the applicable grantor, (ii) some of the Rights of Way cross properties that are subject to liens in favor of third parties that have not been subordinated to the Rights of Way, and (iii) some Rights of Way are subject to certain defects, limitations and restrictions; provided, further, none of the limitations, defects, and restrictions described in clauses (i), (ii) and (iii) above, individually or in the aggregate, (A) interfere with the ordinary conduct of business of the Parent, any Restricted Subsidiary or any Drop Down Entity Mortgagor, (B) materially detract from the value or the use of the portion of the Gathering Systems which are covered or (C) could reasonably be expected to have a Material Adverse Effect.

(d) Each Processing Plant is or will be located on lands covered by fee deeds, real property leases, or other instruments (collectively “Deeds”) in favor of the Parent, any applicable Restricted Subsidiary or any applicable Drop Down Entity Mortgagor (or their predecessors in interest) and their respective successors and assigns. The Deeds grant the Parent or any applicable Restricted Subsidiary (or their predecessors in interest) the right to construct, operate, and maintain such Processing Plant on the land covered thereby in the same way that a prudent owner and operator would inspect, operate, repair, and maintain similar assets.

(e) All Rights of Way and all Deeds necessary for the conduct of the business of the Parent, the Restricted Subsidiaries and any applicable Drop Down Entity Mortgagor are valid and subsisting, in full force and effect, and there exists no breach, default or event or circumstance that, with the giving of notice or the passage of time or both, would give rise to a default under any such Rights of Way or Deeds that could reasonably be expected to have a Material Adverse Effect. All rental and other payments due under any Rights of Way or Deeds by the Parent, any Restricted Subsidiary or any Drop Down Entity Mortgagor (and their predecessors in interest) have been duly paid in accordance with the terms thereof, except to the extent that a failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(f) The rights and Properties presently owned, leased or licensed by the Parent, any Restricted Subsidiary or any Drop Down Entity Mortgagor, including all Rights of Way and Deeds, include all rights and Properties necessary to permit the Parent, the Restricted Subsidiaries and the Drop Down Entity Mortgagors to conduct their businesses in all material respects in the same manner as such businesses have been conducted prior to the date hereof.

(g) Neither the businesses nor the Properties of the Parent, the Restricted Subsidiaries or the Drop Down Entity Mortgagors is affected in any manner that could reasonably be expected to have a Material Adverse Effect as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy.

(h) No eminent domain proceeding or taking has been commenced or, to the knowledge of the Parent, the Borrower, the Restricted Subsidiaries, and the Drop Down Entity Mortgagors is contemplated with respect to all or any portion of the Midstream Properties, except for that which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(i) No portion of the Midstream Properties has, since the date of this Agreement, suffered any material damage by fire or other casualty loss except that which has heretofore been repaired or replaced or is in the process of being repaired or replaced, except for any such loss in respect of which the Parent and the Restricted Subsidiaries are in compliance with their obligations to make the prepayments required on account of a casualty loss as and when required under Section 3.04(c)(v).

(j) The Parent or the Restricted Subsidiaries own, or are licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to their business, and the use thereof by the Parent or any Restricted Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 7.17 Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the offices, plants, gas processing plants, pipelines, improvements, fixtures, equipment, and other Property owned, leased or used by the Parent, any Restricted Subsidiary or any Drop Down Entity Mortgagor in

the conduct of its business is (a) being maintained in a state adequate to conduct normal operations, (b) in good operating condition, subject to ordinary wear and tear, and routine maintenance or repair, (c) sufficient for the operation of such business as currently conducted, and (d) in conformity with all Governmental Requirements relating thereto.

Section 7.18 Material Contracts. Schedule 7.18 hereto contains a complete list, as of the Effective Date, of all Material Contracts, including all amendments thereto. All such Material Contracts are in full force and effect on the Effective Date. Neither the Parent nor any Restricted Subsidiary is in breach under any Material Contract in any way that could reasonably be expected to have a Material Adverse Effect, and to the knowledge of the Parent and the Borrower, no other Person that is party thereto is in breach under any Material Contract in any way that could reasonably be expected to have a Material Adverse Effect. None of the Material Contracts prohibit the transactions contemplated under the Loan Documents. Except as shown in Schedule 7.18 hereto, each of the Material Contracts is currently in the name of, or has been assigned to the Parent, the Borrower or a Restricted Subsidiary (with the consent or acceptance of each other party thereto if and to the extent that such consent or acceptance is required thereunder), and a security interest in each of the Material Contracts may be granted to the Administrative Agent. The Borrower has delivered to the Administrative Agent a complete and current copy of each Material Contract existing on the Effective Date.

Section 7.19 Swap Agreements and Qualified ECP Counterparty. Schedule 7.19, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(f), as of the date of (or as of the date(s) otherwise set forth in) such report, sets forth, a true and complete list of all Swap Agreements of the Parent and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the estimated net mark-to-market value thereof, all credit support agreements relating thereto other than Loan Documents (including any margin required or supplied) and the counterparty to each such agreement. The Borrower is a Qualified ECP Counterparty.

Section 7.20 Use of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used (a) to fund Capital Expenditures and permitted investments, (b) to provide working capital, and (c) for general business purposes, including fees and expenses. The Parent and the Restricted Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and the Parent and the Borrower shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would knowingly or negligently result in the violation of any Sanctions applicable to any party hereto.

Section 7.21 Solvency. After giving effect to the transactions contemplated hereby, (a) the aggregate assets (after giving effect to amounts that could reasonably be expected to be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower and the Guarantors, taken as a whole, exceed the aggregate Debt of the Borrower and the Guarantors on a consolidated basis, (b) each of the Borrower and the Guarantors has not incurred and does not intend to incur, and does not believe that it has incurred, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash it reasonably expects could be received and the amounts that it reasonably expects could be payable on or in respect of its liabilities, and giving effect to amounts that that could reasonably be expected to be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures, and (c) each of the Borrower and the Guarantors does not have (and does not have reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

Section 7.22 Anti-Corruption Laws and Sanctions. Each of the Parent and the Borrower have implemented and maintain in effect such policies and procedures, if any, as it reasonably deems appropriate, in light of its business and international activities (if any), to ensure compliance by the Parent and its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Parent and its Subsidiaries and their respective officers and employees and, to the knowledge of the Parent and the Borrower, their respective directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Parent and its Subsidiaries or any of their respective directors, officers or employees, or (b) to the knowledge of the Parent or the Borrower, any agent of the Parent or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

Section 7.23 State Regulation. Each Credit Party and Drop Down Entity Mortgagor is in compliance, in all material respects, with all rules, regulations and orders of all rules, regulations and orders of any State agency with jurisdiction to regulate its Midstream Properties, and as of the date of this Agreement no Credit Party is liable for any refunds or interest thereon as a result of an order from any such State agency.

Section 7.24 FERC. To the extent, if any, that any portion of the Gathering Systems is an interstate common carrier pipeline subject to the jurisdiction of the FERC (an “Interstate Pipeline”):

(a) The rates on file with the FERC with respect to such Interstate Pipeline are just and reasonable pursuant to the Energy Policy Act, and to the knowledge of the Parent and the Borrower, no provision of the tariff containing such rates is unduly discriminatory or preferential.

(b) Each Credit Party and Drop Down Entity Mortgagor is in compliance, in all material respects, with all rules, regulations and orders of the FERC applicable to such Interstate Pipeline.

(c) As of the date of this Agreement, no Credit Party is liable for any refunds or interest thereon as a result of an order from the FERC.

(d) Each applicable Credit Party’s or Drop Down Entity Mortgagor’s report, if any, on Form 6 filed with the FERC complies as to form with all applicable legal requirements and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements therein not misleading.

(e) Without limiting the generality of Section 7.07(a) of this Agreement, no certificate, license, permit, consent, authorization or order (to the extent not otherwise obtained) is required by any Credit Party or any Drop Down Entity Mortgagor from the FERC to construct, own, operate and maintain any such Interstate Pipeline or to transport and/or distribute Refined Products on such Interstate Pipeline under existing contracts and agreements as the Interstate Pipelines are presently owned, operated and maintained.

Section 7.25 Title to Refined Products. No Credit Party or Drop Down Entity Mortgagor has title to any of the Refined Products which are transported and/or distributed through the Gathering Systems, except pursuant to agreements under which the relevant Credit Party or Drop Down Entity Mortgagor does not have any exposure to commodity price volatility as a result of having title to such Refined Products.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Parent and the Borrower covenant and agree with the Lenders that:

Section 8.01 Financial Statements; Other Information. The Borrower will furnish or will cause the Parent to furnish to the Administrative Agent and each Lender:

(a) Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 105 days after the end of each fiscal year of the Parent (or, if earlier, before the date the Parent is required to file such financial statements with the SEC after giving effect to any permitted extensions pursuant to Rule 12b-25 under the Exchange Act), commencing with the fiscal year ending December 31, 2014, the Parent’s audited consolidated balance sheet and related statements of operations, owners’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b) Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 55 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent (or, if earlier, before the date the Parent is required to file such financial statements with the SEC after giving effect to any permitted extensions pursuant to Rule 12b-25 under the Exchange Act), commencing with the fiscal quarter ending March 31, 2015, the Parent’s consolidated balance sheet and related statements of operations, owners’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c) Certificate of Financial Officer – Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a compliance certificate of a Financial Officer in substantially the form of Exhibit D hereto (i) certifying as to whether a Default then exists and, if a Default then exists, (ii) specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01 and (iv) stating whether any change in GAAP or in the application thereof that is applicable to the Parent has occurred since December 31, 2013 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(d) Annual Budget. Within 120 days after January 1 of each year, an annual operating budget for the Parent and the Restricted Subsidiaries for such year, including the projected cash flow of the Parent and the Restricted Subsidiaries and the assumptions used in calculating such projections, the projected Capital Expenditures to be incurred by the Parent and the Restricted Subsidiaries, and such other information as may be reasonably requested by the Administrative Agent.

(e) Quarterly Operating Reports. As soon as available, but in any event not later than 55 days after the end of each fiscal quarter of Parent, a detailed report of Capital Expenditures (which report shall include detail on Capital Expenditures by Credit Parties and Capital Expenditures by Drop Down Entity Mortgagors, with the detail on Capital Expenditures by Drop Down Entity Mortgagors including both the total amount of such Capital Expenditures and the amount thereof funded through Investments in such Drop Down Entity Mortgagors by Credit Parties), throughput volumes and other operational results for such fiscal quarter of the Parent and the other Restricted Subsidiaries, prepared on a monthly basis and otherwise in form and substance reasonably acceptable to the Administrative Agent.

(f) Certificate of Financial Officer – Swap Agreements. Concurrently with any delivery of financial statements under Section 8.01(a) and Section 8.01(b), a certificate of a Financial Officer, in form and substance satisfactory to the Administrative Agent, setting forth as of a recent date, a true and complete list of all Swap Agreements of the Parent and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes set forth for each month during the term of such Swap Agreement), the estimated net mark-to-market value therefor, any new credit support agreements relating thereto (other than Loan Documents) not listed on Schedule 7.19, any margin required or supplied under any credit support document and the counterparty to each such agreement.

(g) Certificate of Financial Officer – Consolidating Information. If, at any time, all of the Consolidated Subsidiaries of the Parent are not Consolidated Restricted Subsidiaries, then concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer setting forth consolidating spreadsheets that show all Consolidated Unrestricted Subsidiaries and the eliminating entries, in such form as would be presentable to the auditors of the Parent.

(h) Certificate of Insurer – Insurance Coverage. Concurrently with any delivery of financial statements under Section 8.01(a), one or more certificates of insurance coverage from the Parent’s insurance broker or insurers with respect to the insurance required by Section 8.07, in form and substance reasonably satisfactory to the Administrative Agent, and, if requested by the Administrative Agent, copies of the applicable policies.

(i) SEC and Other Filings; Reports to Shareholders. For so long as any Credit Party is a publicly traded company, then promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any such Credit Party with the SEC, or with any national securities exchange, or distributed by any such Credit Party to its shareholders generally, as the case may be.

(j) Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement with respect to Material Debt (other than the Obligations), and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Agreement.

(k) Information Regarding Borrower and Guarantors. Promptly, but in any event within five (5) Business Days after the occurrence thereof, written notice of any change in (i) the Borrower’s, any Guarantor’s or any Drop Down Entity Mortgagor’s corporate name, (ii) the jurisdiction in which the Borrower, any Guarantor or any Drop Down Entity Mortgagor is incorporated, formed, or otherwise organized, (iii) the location of the Borrower’s, any Guarantor’s or any Drop Down Entity Mortgagor’s chief executive office, (iv) the Borrower’s, any Guarantor’s or any Drop Down Entity Mortgagor’s identity or corporate, limited liability or partnership structure, or (v) the Borrower’s, any Guarantor’s or any Drop Down Entity Mortgagor’s organizational identification number in such jurisdiction of organization or federal taxpayer identification number.

(l) Notices of Certain Changes. Promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to the certificate of formation, limited liability company agreement, limited partnership agreement, articles of incorporation, by-laws, any preferred stock designation or any other organic document of the Parent or any Restricted Subsidiary.

(m) Issuance of Senior Notes. In the event the Parent or any Restricted Subsidiary intends to issue any Senior Notes, prior written notice of such intended offering, the intended principal amount thereof and the anticipated date of closing and, upon request of the Administrative Agent, a copy of the preliminary offering memorandum (if any) and the final offering memorandum (if any).

(n) Regulatory Notices. Promptly, but in any event within five (5) Business Days after receipt thereof by any Credit Party or Drop Down Entity Mortgagor, a copy of any form of notice, summons, citation, proceeding or order received from the FERC asserting jurisdiction over any material portion of the Gathering Systems.

(o) Notice of Material Insurance and Condemnation Events and Material Asset Dispositions. Promptly after the occurrence of any Insurance and Condemnation Event or Asset Disposition, in either case involving Net Proceeds in an aggregate amount in excess of $5,000,000, notice of such Insurance and Condemnation Event or Asset Disposition that reasonably describes such Insurance and Condemnation Event or Asset Disposition, as applicable.

(p) Other Requested Information. Promptly following any reasonable request therefor, such other information regarding the operations, business affairs and financial condition of the Parent or any Restricted Subsidiary (including any Plan and any reports or other information required to be filed with respect thereto under the Code or under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent may reasonably request.

Documents required to be delivered pursuant to Section 8.01(a), (b) or (i) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s public website; or (ii) on which such documents are posted on the Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Administrative Agent may make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Company Materials”) by posting the Company Materials on SyndTrak or another similar electronic system (the “Platform”). The Borrower hereby acknowledges that certain of the Lenders may from time to time elect to be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”) and the Borrower hereby agrees that (w) all Company Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Company Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent shall be entitled to treat Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 8.02 Notices of Material Events. In addition to the notices required under Section 8.01 and Section 8.10(b), the Borrower will furnish to the Administrative Agent and each Lender prompt (and in any event within five (5) Business Days) written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Parent or any Restricted Subsidiary not previously disclosed in writing to the Lenders that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect, or the occurrence of any adverse development in any such action, suit, proceeding, investigation or arbitration that is reasonably expected to result in a Material Adverse Effect;

(c) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority that (i) constitutes a material adverse claim against, or asserts a material cloud upon the Borrower’s, any Guarantor’s or any Drop Down Entity Mortgagor’s title to, any material Mortgaged Property or other Collateral pledged pursuant to the Security Instruments or (ii) otherwise attacks the validity or (other than by asserting a Permitted Lien) the priority of the Administrative Agent’s Liens in any material Mortgaged Property or other Collateral pledged pursuant to the Security Instruments, or of the Security Instruments under which such Mortgaged Property or other Collateral is mortgaged or pledged; and

(d) the occurrence of any ERISA Event that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03 Existence; Conduct of Business. The Parent and the Borrower will, and will cause each other Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Midstream Properties are located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.10.

Section 8.04 Payment of Obligations. The Parent and the Borrower will, and will cause each other Restricted Subsidiary to, pay its obligations, including Tax liabilities of the Parent and all of its Restricted Subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Parent or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any material Property of the Parent or any Restricted Subsidiary.

Section 8.05 Performance of Obligations under Loan Documents. The Borrower will pay the Loans in accordance with the terms hereof, and the Parent and the Borrower will, and will cause each other Restricted Subsidiary to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents.

Section 8.06 Operation and Maintenance of Properties. The Parent and the Borrower, at their own expense, will, and will cause each other Restricted Subsidiary and Drop Down Entity Mortgagor to:

(a) operate its Midstream Properties and other material Properties or cause such Midstream Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including applicable proration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear and depletion excepted) all Property material to the conduct of its business, including all such equipment, machinery and facilities, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with customary industry standards, the obligations required by the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Midstream Properties and other material Properties, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d) maintain or cause the maintenance of the interests and rights (i) which are necessary to maintain the Rights of Way for the Gathering Systems and to maintain the other Midstream Properties, and (ii) which individually or in the aggregate, could, if not maintained, reasonably be expected to have a Material Adverse Effect.

(e) subject to Excepted Liens, maintain the Gathering Systems within the confines of the Rights of Way without material encroachment upon any adjoining property and maintain the Processing Plants within the boundaries of the Deeds and without material encroachment upon any adjoining property.

(f) maintain such rights of ingress and egress necessary to permit the Credit Parties and Drop Down Entity Mortgagors, as applicable, to inspect, operate, repair, and maintain the Gathering Systems and the other Midstream Properties to the extent that failure to maintain such rights, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and provided that the Credit Parties may hire third parties to perform these functions.

(g) maintain all material agreements, licenses, permits, and other rights required for any of the foregoing described in this Section 8.06 in full force and effect in accordance with their terms, timely make any payments due thereunder, and prevent any default thereunder which could result in a termination or loss thereof, except any such failure to pay or default that could not reasonably, individually or in the aggregate, be expected to cause a Material Adverse Effect.

To the extent the Parent, one of its Restricted Subsidiaries or any Drop Down Entity Mortgagor is not the operator of any Property, the Parent and its Restricted Subsidiaries, as applicable, shall use reasonable efforts to cause the operator to comply with this Section 8.06, but failure of the operator so to comply will not constitute a Default or an Event of Default hereunder.

Section 8.07 Insurance. The Parent and the Borrower will, and will cause each other Restricted Subsidiary and Drop Down Entity Mortgagor to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The Administrative Agent shall be named as additional insureds in respect of such liability insurance policies, and the Administrative Agent shall be named as a loss payee with respect to property loss insurance covering Collateral and such policies shall provide that the Administrative Agent shall receive not less than 30 days’ prior notice (10 days for non-payment of premiums) of cancellation or non-renewal (or, if less, the maximum advance notice that the applicable carrier will agree to provide). With respect to each portion of the real Property (other than pipelines) of the Parent, the Borrower, any other Credit Party or ay Drop Down Entity Mortgagor on which any Building is located, the Parent and the Borrower will, and will cause each other Credit Party and Drop Down Entity Mortgagor to, obtain flood insurance in such total amount as the applicable Flood Insurance Regulations may require, if at any time such “Building” is located on any such real Property in a special flood hazard area, and otherwise comply with Flood Insurance Regulations.

Section 8.08 Books and Records; Inspection Rights. The Parent and the Borrower will, and will cause each other Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP are made of all dealings and transactions in relation to its business and activities. The Parent and the Borrower will, and will cause each other Restricted Subsidiary to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as reasonably requested, and at the sole expense of the Borrower.

Section 8.09 Compliance with Laws. The Parent and the Borrower will, and will cause each other Restricted Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Parent and the Borrower will maintain in effect and enforce such policies and procedures, if any, as they reasonably deem appropriate, in light of their businesses and international activities (if any), to ensure compliance by the Parent, the Borrower, its other Subsidiaries and each of their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 8.10 Environmental Matters.

(a) The Parent and the Borrower shall at their sole expense: (i) comply, and cause their respective Properties and operations and each other Subsidiary and each Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, to the extent the breach thereof could be reasonably expected to have a Material Adverse Effect; (ii) not Release or threaten to Release, and cause each other Subsidiary not to Release or threaten to Release, any Hazardous Material on, under, about or from any of the Parent’s, the Borrower’s or the other Subsidiaries’ Properties or any other property offsite the Property to the extent caused by the Parent’s, the Borrower’s or any other Subsidiary’s operations except in compliance with applicable Environmental Laws, to the extent such Release or threatened Release could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and cause each other Subsidiary to timely obtain or file, all Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Parent’s, the Borrower’s or any other Subsidiary’s Properties, to the extent such failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and cause each other Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Parent’s, the Borrower’s or any other Subsidiary’s Properties, to the extent failure to do so could reasonably be expected to have a Material Adverse Effect; (v) conduct, and cause the other Subsidiaries to conduct, their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials that could reasonably be expected to cause the Parent, the Borrower or any other Subsidiary to owe damages or compensation that could reasonably be expected to cause a Material Adverse Effect; and (vi) establish and implement, and shall cause each other Subsidiary to establish and implement, such procedures as may be necessary to continuously determine and assure that the Parent’s, the Borrower’s and the other Subsidiaries’ obligations under this Section 8.10(a) are timely and fully satisfied, to the extent failure to do so could reasonably be expected to have a Material Adverse Effect.

(b) If the Parent, the Borrower or any other Subsidiary receives written notice of any action or, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any Person against the Parent or any Subsidiary or their Properties, in each case in connection with any Environmental Laws, the Borrower will within fifteen days after any Responsible Officer learns thereof give written notice of the same to Administrative Agent if Borrower could reasonably anticipate that such action will result in liability (whether individually or in the aggregate) in excess of $10,000,000, not fully covered by insurance, subject to normal deductibles.

(c) In connection with any acquisition by the any Credit Party of any Midstream Property, other than an acquisition of additional interests in Midstream Properties in which the Parent or any Subsidiary previously held an interest, to the extent the Parent or such Subsidiary obtains or is provided with same, the Parent and the Borrower will, and will cause each other Subsidiary to, promptly following the Parent’s or such Subsidiary’s obtaining or being provided with the same, deliver to the Administrative Agent such final and non-privileged material environmental reports of such Midstream Properties as are reasonably requested by the Administrative Agent.

Section 8.11 Further Assurances.

(a) The Parent and the Borrower at their sole expense will, and will cause each other Restricted Subsidiary and Drop Down Entity Mortgagor to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Parent, the Borrower, any other Restricted Subsidiary or any Drop Down Entity Mortgagor, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents that may be reasonably necessary or appropriate in connection therewith.

(b) The Parent and the Borrower hereby authorize the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of the Borrower, any Guarantor or any Drop Down Entity Mortgagor where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. The Parent and the Borrower acknowledge and agree that any such financing statement may describe the collateral as “all assets” or “all personal property” of the applicable Credit Party or words of similar effect as may be required by the Administrative Agent.

Section 8.12 Compliance with Agreements. The Parent and the Borrower will, and will cause each other Restricted Subsidiary to, comply with all agreements, contracts and instruments binding on it or affecting their Properties or business, including the Material Contracts, except to the extent that such noncompliance could not reasonably be expected to have a Material Adverse Effect.

Section 8.13 Title Information; Flood Deliverables.

(a) If the Parent, the Borrower, any other Credit Party or any Drop Down Entity Mortgagor acquires any material (as reasonably determined by the Administrative Agent) Midstream Properties, (including as a result of the acquisition of any Equity Interests in any Person owning any such Midstream Properties that is a Drop Down Entity Mortgagor or required to become a Guarantor hereunder), the Parent or the Borrower shall, or shall cause such other Credit Party or Drop Down Entity Mortgagor to, concurrently with its delivery of additional Security Instruments pursuant to Section 8.14(a), provide to the Administrative Agent, with respect to such Midstream Properties, reasonable title information such that the Administrative Agent shall have such title information for the Midstream Properties of Parent, the Borrower, the other Credit Parties and each Drop Down Entity Mortgagor that is satisfactory to it in all respects in its reasonable exercise of its credit judgment as a senior secured lender. The Borrower shall, within thirty (30) days of notice from the Administrative Agent (or such longer period as the Administrative Agent may agree in its sole discretion) objecting to material title defects or exceptions that exist with respect to such additional Properties, either (A) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, or (B) deliver title information in form and substance acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on the Midstream Properties of the Parent, the Borrower, the other Credit Parties and each Drop Down Entity Mortgagor.

(b) The Parent or the Borrower shall, or shall cause such other Credit Party or Drop Down Entity Mortgagor to, in connection with but reasonably prior to its delivery of additional Security Instruments pursuant to Section 8.14(a), provide to the Administrative Agent the applicable Flood Deliverables with respect to any real property that will be subject to such additional Security Instruments.

Section 8.14 Additional Collateral; Additional Guarantors.

(a) (i) Within thirty (30) days (or such longer period not to exceed ninety (90) days as the Administrative Agent may agree in its sole discretion) after (A) the consummation by any Credit Party of a Material Acquisition (other than any acquisition of Equity Interests in a Drop Down Entity Mortgagor) and (B) each semi-annual period ending on June 30 or December 31, beginning with the period beginning on the date hereof and ending on June 30, 2015, and (ii) on the closing date of any Permitted Acquisition pursuant to which a Credit Party acquires Equity Interests in a Drop Down Entity Mortgagor, the Borrower shall cause the Credit Parties and any applicable Drop Down Entity Mortgagor to provide to the Administrative Agent, without duplication, copies of all recorded Deeds and/or Rights of Way with respect to its Midstream Properties that have been received or otherwise acquired by any Credit Party or Drop Down Entity Mortgagor (including any Midstream Properties owned by any Person that is a Drop Down Entity Mortgagor or is required to become a Guarantor hereunder in which Equity Interests were acquired) as a result of such Material Acquisition or during such period, as applicable, and to execute and deliver mortgages or other applicable Security Instruments on such Midstream Properties, Deeds and/or Rights of Way in favor of the Administrative Agent, in each case in form and substance satisfactory to the Administrative Agent.

(b) The Parent and the Borrower shall promptly cause each (i) Domestic Subsidiary to be a party to the Guaranty and Collateral Agreement pursuant to which such Domestic Subsidiary will grant Liens and security interests in substantially all of its personal property (excluding the assets excluded from the “Collateral” under the Guaranty and Collateral Agreement), and (ii) Domestic Subsidiary, other than the Borrower, to guarantee the Obligations pursuant to the Guaranty and Collateral Agreement. In connection with the foregoing, the Parent shall, or shall cause such Domestic Subsidiary to, promptly, but in any event no later than 15 days after the acquisition or the formation and organization of such Domestic Subsidiary (or other similar event including the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary pursuant to the terms hereof) or of any Drop Down Entity to, (A) execute and deliver a supplement to the Guaranty and Collateral Agreement, executed by such Domestic Subsidiary, (B) pledge all of the Equity Interests of such Domestic Subsidiary and/or such Drop Down Entity that are owned by the Borrower or any Guarantor (and deliver the original stock certificates, if any, evidencing the Equity Interests of such Domestic Subsidiary and/or such Drop Down Entity, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof) and (C) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

(c) Notwithstanding anything to the contrary contained herein, with respect to any real property, if the Administrative Agent reasonably determines that the costs, financial and otherwise, of obtaining or maintaining a Lien, perfecting a Lien and/or complying with all Governmental Requirements with respect to such a Lien outweigh the benefit to the Secured Parties of the security afforded thereby, the Administrative Agent will notify the Borrower of such determination and, (i) if such real property is not then subject to a Lien pursuant to the Security Instruments, such real property shall not be required to become subject to a Lien pursuant to the Security Instruments and, (ii) if such real property is already subject to a Lien pursuant to the Security Instruments, the Administrative Agent shall, upon obtaining the consent of the Majority Lenders, release such Lien.

Section 8.15 Unrestricted Subsidiaries. The Parent and the Borrower:

(a) will cause the management, business and affairs of each of the Parent and the Restricted Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of the Parent, the Borrower and the other Restricted Subsidiaries to be commingled) so that each Unrestricted Subsidiary that is a corporation will be treated as a corporate entity separate and distinct from the Parent and the Restricted Subsidiaries.

(b) will not, and will not permit any of the other Restricted Subsidiaries to, incur, assume, guarantee or be or become liable for any Debt of any of the Unrestricted Subsidiaries.

(c) will not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any Debt of, the Parent, the Borrower or any other Restricted Subsidiary.

Section 8.16 Commodity Exchange Act Keepwell Provisions. The Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide to each other Credit Party such funds or other support as may be needed from time to time by such Credit Party in order for such Credit Party to honor its Obligations with respect to Swap Agreements, whether such Swap Agreements are entered into directly by such Credit Party or are guaranteed under the Guaranty and Collateral Agreement (provided, however, that the Borrower shall only be liable under this Section 8.16 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.16, or otherwise under this Agreement or any Loan Document, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section 8.16 shall remain in full force and effect until this Agreement is terminated in accordance with its terms. The Borrower intends that this Section 8.16 constitute a “keepwell, support, or other agreement” for the benefit of each Restricted Subsidiary for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 8.17 ERISA Compliance. The Parent and the Borrower will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent after request therefor by the Administrative Agent, copies of each annual and other report with respect to each Plan or any trust created thereunder, and promptly upon becoming aware of the occurrence of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code for which no exception exists or is available by statute, regulation, administrative exemption, or otherwise, in connection with any Plan or any trust created thereunder and that is reasonably expected to result in liability to the Parent, the Borrower or any Subsidiary that is expected to have Material Adverse Effect, a written notice signed by the President or the principal Financial Officer of the Parent, the Borrower, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Parent, the Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service or the Department of Labor with respect thereto.

ARTICLE IX

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Parent and the Borrower covenant and agree with the Lenders that:

Section 9.01 Financial Covenants.

(a) Interest Coverage Ratio. The Parent and the Borrower will not permit, as of the last day of any fiscal quarter, commencing with the fiscal quarter ending March 31, 2015, the Consolidated Interest Coverage Ratio to be less than 2.50 to 1.00.

(b) Consolidated Total Leverage Ratio.

(i) The Parent and the Borrower will not permit, as of the last day of any fiscal quarter commencing with the fiscal quarter ending March 31, 2015 and prior to Covenant Changeover Date, the Consolidated Total Leverage Ratio to be greater than:

(A) for the last day of any fiscal quarter during an Acquisition Period, 5.25 to 1.00; or

(B) for the last day of any other fiscal quarter, 4.75 to 1.00.

(ii) The Parent and the Borrower will not permit, as of the last day of any fiscal quarter commencing with the fiscal quarter during which the Covenant Changeover Date occurs (but in no event prior to the fiscal quarter ending March 31, 2015), the Consolidated Total Leverage Ratio to be greater than:

(A) for the last day of any fiscal quarter during an Acquisition Period, 5.50 to 1.00; or

(B) for the last day of any other fiscal quarter, 5.25 to 1.00.

(c) Consolidated Senior Secured Leverage Ratio. The Parent and the Borrower will not permit, as of the last day of any fiscal quarter commencing with the fiscal quarter during which the Covenant Changeover Date occurs (but in no event prior to the fiscal quarter ending March 31, 2015), the Consolidated Senior Secured Leverage Ratio to be greater than 3.50 to 1.00.

Section 9.02 Debt. The Parent and the Borrower will not, and will not permit any Restricted Subsidiary to, incur, create, assume or suffer to exist any Debt, except:

(a) the Loans or other Obligations arising under the Loan Documents.

(b) Debt under Capital Leases or that constitutes Purchase Money Indebtedness; provided that the sum of (i) the aggregate principal amount of all Debt described in this Section 9.02(b) at any one time outstanding plus (ii) the aggregate principal amount of all Debt permitted under Section 9.02(g) at any one time outstanding shall not exceed $25,000,000 in the aggregate.

(c) intercompany Debt owing by the Borrower or any Guarantor to the Borrower or any Guarantor.

(d) Debt constituting a guaranty by the Parent, the Borrower or any other Restricted Subsidiary of other Debt permitted to be incurred under this Section 9.02.

(e) Senior Notes and related Senior Notes Debt; provided that, at the time any such Senior Notes are issued, after giving effect to the incurrence of such Senior Notes Debt, the Borrower is in pro forma compliance with Section 9.01 (calculated in a manner reasonably acceptable to the Administrative Agent).

(f) Debt that represents an extension, refinancing, or renewal of any of the Senior Notes Debt; provided that, (i) the principal amount of such Debt is not increased (other than by the costs, fees, premiums and expenses and by accrued and unpaid interest paid in connection with any such extension, refinancing or renewal) except in compliance with the preceding clause (e) (it being understood, for the avoidance of doubt, that any such increase in the principal amount of such Debt shall be deemed to be incurred under the preceding clause (e)), (ii) such extension, refinancing or renewal does not result in any principal amount owing in respect of Senior Notes Debt becoming due earlier than the date that is 91 days after the Maturity Date, and (iii) if the Senior Notes Debt that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Debt must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, renewed, or extended Debt.

(g) other Debt so long as (i) the aggregate principal amount of all Debt described in this Section 9.02(g) at any one time outstanding plus (ii) the aggregate principal amount of all Debt permitted under Section 9.02(b) at any one time outstanding does not exceed $25,000,000 in the aggregate.

Section 9.03 Liens. The Borrower will not permit any Drop Down Entity Mortgagor to create, incur, assume or permit to exist any Lien on any Mortgaged Properties owned by such Drop Down Entity Mortgagor except for Permitted Holdco Credit Facility Liens and Excepted Liens. The Parent and the Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a) Liens securing the payment of any Obligations.

(b) Excepted Liens.

(c) Liens securing Capital Leases and Purchase Money Indebtedness permitted by Section 9.02(b) but only on the Property under lease or the Property purchased, constructed or improved with such Purchase Money Indebtedness.

(d) Liens securing Debt permitted by Section 9.02(g) but only on Property not constituting Midstream Properties or Collateral.

Section 9.04 Restricted Payments and Payments in Respect of Certain Debt.

(a) The Parent and the Borrower will not, and will not permit any other Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly (collectively in this section, “make”), any Restricted Payment except:

(i) any Credit Party may make Restricted Payments to any other Credit Party;

(ii) the Parent may make Restricted Payments with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock);

(iii) the Parent, the Borrower and the other Restricted Subsidiaries may make Restricted Payments pursuant to stock option plans or other benefit plans for the benefit of the employees, management and directors of the Parent, the Borrower and other Restricted Subsidiaries so long as no Event of Default exists at the time of such payment or results therefrom;

(iv) so long as such payments are made within ten (10) Business Days following the consummation of the Parent IPO, the Parent may make cash distributions to Rice Midstream Holdings LLC, a Delaware limited liability company in an amount not to exceed the net proceeds received by the Parent from the Parent IPO; and

(v) the Parent may declare and make quarterly cash distributions or dividends to the holders of the Equity Interests in the Parent and the Parent may redeem or repurchase its Equity Interests, to the extent such distributions, dividends, redemptions and repurchases, when taken together with all other distributions, dividends redemptions and repurchases made pursuant to this subsection (a)(v) since the Effective Date, do not exceed, in the aggregate, the Parent’s “Operating Surplus” (as defined in the Parent Partnership Agreement) as of the end of the immediately preceding fiscal quarter of the Parent and are made in accordance with the Parent Partnership Agreement, provided, that at the time each such distribution, dividend, redemption or repurchase is made, no Event of Default exists or would occur upon the making thereof and no Default exists under Section 10.01(h).

(b) The Borrower will not permit any Drop Down Entity to make Restricted Payments unless such Restricted Payments are made ratably with respect to such Drop Down Entity’s Equity Interests.

(c) The Parent and the Borrower will not, and will not permit any other Restricted Subsidiary to, prior to the date that is 91 days after the Maturity Date, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part) any principal of any Senior Notes Debt, except that:

(i) so long as no Event of Default exists or results therefrom, the Parent or the Borrower or applicable Restricted Subsidiary may, substantially contemporaneously with its receipt of any cash proceeds from any sale by the Parent of Equity Interests in the Parent, voluntarily prepay or otherwise Redeem any principal of Senior Notes Debt in an amount equal to the amount of the net cash proceeds received by the Parent and/or Restricted Subsidiaries from such sale of Equity Interests (other than Disqualified Capital Stock) of the Parent, and

(ii) the Credit Parties may refinance Senior Notes Debt in accordance with Section 9.02(f).

Section 9.05 Investments, Loans and Advances. The Parent and the Borrower will not, and will not permit any other Restricted Subsidiary to, make, or permit to remain outstanding, any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a) Investments reflected in the Initial Financial Statements or disclosed to the Lenders in Schedule 9.05.

(b) Cash Equivalents.

(c) Investments made by the Parent or the Borrower in or to any Person that is a Restricted Subsidiary immediately prior to making such Investment or made by any Restricted Subsidiary in or to the Parent, the Borrower or any other Person that is a Restricted Subsidiary immediately prior to making such Investment.

(d) loans or advances to employees, officers or directors in the ordinary course of business of the Parent or any of its Restricted Subsidiaries, in each case only as permitted by applicable law, but in any event not to exceed $2,500,000 in aggregate at any time outstanding.

(e) Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 or from accounts receivable and other similar obligations arising in the ordinary course of business, which Investments are obtained by the Parent or any other Restricted Subsidiary as a result of a bankruptcy or other insolvency proceeding of, or difficulties in collecting from, the obligor in respect of such obligations.

(f) Investments constituting Debt permitted under Section 9.02.

(g) Permitted Acquisitions; provided that the Credit Parties shall comply in all respects with Section 8.14 and Section 11.12.

(h) Investments made by any Credit Party in any Drop Down Entity (other than any Investment in the form of the purchase of Equity Interests in such Drop Down Entity from REI or one of its subsidiaries); provided that (i) no Event of Default exists or results therefrom, (ii) such Investments shall be made solely for the purposes of funding Capital Expenditures of such Drop Down Entity which expenditures the Borrower reasonably expects to be made within 60 days following the date of such Investment, and (iii) the amount of any such Investment shall not exceed, at the time made, the product of (A) the Drop Down Entity Ownership Percentage with respect to such Drop Down Entity as of the date of such Investment multiplied by (B) the total amount of such Capital Expenditures described in the foregoing clause (ii),

(i) other Investments that do not exceed $25,000,000 in the aggregate at any time.

Section 9.06 Nature of Business; International Operations. The Parent and the Borrower will not, and will not permit any Restricted Subsidiary to, engage (directly or indirectly) in any primary line of business other than (a) gathering, dehydrating or compressing natural gas, crude, condensate or natural gas liquids; (b) treating, processing, fractionating or transporting natural gas, crude, condensate or natural gas liquids or the fractionated products thereof; (c) storing natural gas, crude, condensate, natural gas liquids or the fractionated products thereof; (d) marketing natural gas, crude, condensate, natural gas liquids or the fractionated products thereof; (e) water distribution, storage, supply, treatment and disposal services; and (f) building or acquiring the facilities and equipment to do the foregoing. From and after the date hereof, the Parent, the Borrower and the other Restricted Subsidiaries will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) to purchase or lease, or acquire Rights of Way in, any real Property not located within the geographical boundaries of the United States of America and they will not form or acquire any Foreign Subsidiaries.

Section 9.07 Proceeds of Loans. The Parent and the Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.20. Neither the Parent, the Borrower nor any Person acting on behalf of the Parent or the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate section 7 of the Exchange Act, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

Section 9.08 ERISA Compliance. The Parent and the Borrower will not, and will not permit any other Subsidiary to, at any time:

(a) engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Parent, the Borrower or a Subsidiary could be subjected to either a civil penalty assessed pursuant to subsections (i) or (l) of section 502 of ERISA or a tax imposed by section 4975 of the Code, except where such penalty or tax could not reasonably be expected to have a Material Adverse Effect.

(b) fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Parent, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto, except where such failure could not reasonably be expected to have a Material Adverse Effect.

(c) contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA (including any such plan maintained to provide benefits to former employees of such entities) that may not be terminated by such entities in their sole discretion at any time without any liability other than for benefits due as of, or claims incurred prior to, the effective date of such termination, except where such contribution or assumption of an obligation could not reasonably be expected to have a Material Adverse Effect.

Section 9.09 Sale or Discount of Notes or Receivables. Except for the sale of defaulted notes or accounts receivable not made in connection with any financing transaction, the Parent and the Borrower will not, and will not permit any other Restricted Subsidiary to, sell (with or without recourse or discount) any of its notes receivable or accounts receivable to any Person other than Borrower or any Guarantor. The settlement or compromise of joint interest billings or of accounts receivable and other receivables in connection with the collection or compromise thereof will not constitute a sale for the purposes of the preceding sentence.

Section 9.10 Mergers, Etc. The Parent and the Borrower will not, and will not permit any other Restricted Subsidiary to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve; provided that, so long as no Event of Default has occurred and is then continuing, any Restricted Subsidiary (other than the Borrower) may be liquidated or may participate in a merger or consolidation with the Borrower or the Parent (provided that the Borrower or the Parent shall be the survivor) or any other Restricted Subsidiary.

Section 9.11 Asset Dispositions. The Parent and the Borrower will not, and will not permit any other Restricted Subsidiary or Drop Down Entity Mortgagor to, make any Asset Disposition except for Asset Dispositions that meet all of the following requirements:

(a) at the time of such Asset Disposition, no Default or Event of Default shall exist or would result from such Asset Disposition,

(b) the purchase price for such Asset Disposition shall be at fair market value (as reasonably determined by the board of directors (or comparable governing body) of the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect),

(c) not less than 75% of the purchase price for such Asset Disposition shall be paid to the Credit Parties or Drop Down Entity Mortgagor, as applicable, in cash or by means of assumption of liabilities with respect to the Properties being Transferred (other than liabilities for Debt that is by its terms subordinated to the Obligations or that is owed to a Credit Party) by the Transferee of any such assets or its Affiliates, and

(d) if such Asset Disposition is of Equity Interests in a Restricted Subsidiary (other than the Borrower, which cannot be Transferred under this Section 9.11), such Asset Disposition shall include all the Equity Interests of such Restricted Subsidiary.

Following any such Asset Disposition, the Borrower must make any mandatory prepayment required in connection therewith under Section 3.04(c) as and when so required.

Section 9.12 Transactions with Affiliates. The Parent and the Borrower will not, and will not permit any other Restricted Subsidiary to, enter into any transaction, with any Affiliate (other than the Credit Parties) unless such transaction is upon terms that are no less favorable to it than those that could reasonably be expected to be obtained in a comparable arm’s length transaction with a Person not an Affiliate or that are otherwise fair to the Parent, the Borrower or such other Restricted Subsidiary from a financial point of view. The restrictions set forth in this Section 9.12 shall not apply to (a) executing, delivering, and performing obligations under the Loan Documents, (b) compensation to, and the terms of employment contracts with, individuals who are officers, managers and directors of the Parent or the Borrower, provided such compensation or contract is approved by the General Partner’s board of directors, (c) the issuance of Equity Interests (other than Disqualified Capital Stock) by the Parent, (d) transactions permitted under Section 9.04 or Section 9.05, (e) transactions under the Parent Partnership Agreement, as it exists on the Effective Date and as it is amended, supplemented or otherwise modified in compliance with Section 9.19, and (f) transactions otherwise expressly permitted under this Agreement.

Section 9.13 Subsidiaries. The Parent and the Borrower will not, and will not permit any other Restricted Subsidiary to, create or acquire any additional Restricted Subsidiary or redesignate an Unrestricted Subsidiary as a Restricted Subsidiary unless the Borrower gives written notice to the Administrative Agent of such creation or acquisition and complies with Section 8.14(b). The Parent will not, and will not permit any Restricted Subsidiary to, (a) Transfer any Equity Interests in the Borrower or (b) Transfer any Equity Interests in any other Restricted Subsidiary except (i) to the Parent or another Restricted Subsidiary or (ii) in compliance with Section 9.11. None of the Parent, the Borrower or any other Restricted Subsidiary will have any Foreign Subsidiaries. The Parent and the Borrower will not permit any Equity Interests of any Restricted Subsidiary to be directly owned by any Person other than the Parent, the Borrower, or any other Restricted Subsidiary; provided that Equity Interests in any Drop Down Entity may be owned by REI or any subsidiary thereof.

Section 9.14 Negative Pledge Agreements; Subsidiary Dividend Restrictions. The Parent and the Borrower will not, and will not permit any other Restricted Subsidiary or Drop Down Entity Mortgagor to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than (i) this Agreement and the Security Instruments, (ii) agreements with respect to Debt secured by Liens permitted by Section 9.03(c) or Section 9.03(d) but then only with respect to the Property that is financed by such Debt, (iii) documents creating Liens which are described in clause (d), (f), (h) or (i) of the definition of “Excepted Liens”, but then only with respect to the Property that is the subject of the applicable lease, document or license described in such clause (d), (f), (h) or (i), and (iv) documents governing the Holdco Credit Facility) that in any way prohibits or restricts the granting, conveying, creation or imposition of the Liens on any of its Property in favor of the Administrative Agent for the benefit of the Secured Parties that are created pursuant to the Security Instruments to secure the Obligations. The Parent and the Borrower will not, and will not permit any other Restricted Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than the Loan Documents) that restricts any Restricted Subsidiary from paying dividends or making any other distributions in respect of its Equity Interests to the Parent, the Borrower or any other Restricted Subsidiary.

Section 9.15 Designation and Conversion of Restricted and Unrestricted Subsidiaries.

(a) Any Person (other than any Drop Down Entity) that becomes a Subsidiary of the Parent, the Borrower or any other Restricted Subsidiary shall be a Restricted Subsidiary unless such Person (i) is designated as an Unrestricted Subsidiary on Schedule 7.14, as of the date hereof, (ii) is hereafter designated as an Unrestricted Subsidiary in compliance with Section 9.15(b), or (iii) is a subsidiary of an Unrestricted Subsidiary. Any Drop Down Entity shall be an Unrestricted Subsidiary unless designated by the Parent or the Borrower as a Restricted Subsidiary (and no Event of Default exists at the time of or results from such designation).

(b) The Parent and the Borrower may designate by written notification thereof to the Administrative Agent, any other Restricted Subsidiary, including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary if (i) prior, and after giving effect, to such designation, no Default would exist and (ii) such designation is deemed to be an Investment in an Unrestricted Subsidiary in an amount equal to the fair market value as of the date of such designation of the Parent or the Borrower’s direct and indirect ownership interest in such Subsidiary and such Investment would be permitted to be made under Section 9.05. Except as provided in this Section 9.15(b), no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

(c) The Parent and the Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation, (i) the representations and warranties of the Parent, the Borrower and the other Restricted Subsidiaries contained in each of the Loan Documents are true and correct in all material respects on and as of such date as if made on and as of the date of such redesignation except to the extent (A) any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such redesignation, such representations and warranties shall continue to be true and correct as of such specified earlier date and (B) to the extent that any such representation and warranty is expressly qualified by materiality or by reference to Material Adverse Effect, such representation and warranty (as so qualified) shall be true and correct in all respects on and as of the date of such redesignation, (ii) no Event of Default would exist or result therefrom and (iii) the Parent and the Borrower comply with the requirements of Section 8.14, Section 8.15 and Section 9.13. Upon any such designation, an amount equal to the lesser of the fair market value of the Parent’s or the Borrower’s direct and indirect ownership interest in such Subsidiary or the amount of the Parent’s or the Borrower’s cash investment previously made in such Subsidiary shall be deemed no longer outstanding for purposes of the limitation on Investments under Section 9.05.

Section 9.16 Amendments to Senior Notes Documents. The Parent and the Borrower will not, and will not permit any other Restricted Subsidiary to, amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to any of the terms of the Senior Notes Documents if (a) the effect thereof would be to shorten the maturity of the Senior Notes Debt to a date earlier than the date that is 91 days after the Maturity Date or to provide a right to require Redemption of any Senior Notes Debt earlier than the date that is 91 days after the Maturity Date, (b) the effect thereof would be to increase the principal amount of such Senior Notes Debt (other than in connection with an additional incurrence of Senior Notes Debt that is permitted under Section 9.02(e) or a refinancing permitted under Section 9.02(f)), or (c) such action adds or amends any financial ratio covenants, negative covenants or events of default to cause the financial ratio covenants, negative covenants or events of default to be materially more onerous, taken as a whole and as determined by the board of directors of the General Partner, than those in this Agreement without this Agreement being contemporaneously amended to add similar provisions.

Section 9.17 Swap Agreements. The Parent and the Borrower will not, and will not permit any other Restricted Subsidiary to, enter into any Swap Agreements with any Person other than other Swap Agreements in respect of commodities or interest rates (a) with an Approved Counterparty and (b) that are entered into for the purpose of hedging exposure to interest rates or commodity price risk (including basis risk) and that are not for speculative purposes. In no event shall any Swap Agreement contain any requirement, agreement or covenant for the Parent, the Borrower or any other Restricted Subsidiary to maintain or post (other than pursuant to a Security Instrument) collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures.

Section 9.18 Poseidon Contribution Documents. Without the prior written consent of the Administrative Agent, the Parent and the Borrower will not, and will not permit any of the other Credit Parties to, enter into any supplement, modification, amendment, or amendment and restatement of, or agree to any written waiver any right or obligation of any Person under, any of the Poseidon Contribution Documents if the effect thereof would be materially adverse to the Administrative Agent and/or the Lenders.

Section 9.19 Changes to Organizational Documents. The Parent and the Borrower shall not, and shall not permit any other Credit Party to, amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) its certificate of formation, limited liability company agreement, limited partnership agreement, articles of incorporation, bylaws, any preferred stock designation or any other organic document of such Person in any manner that would be adverse to the Lenders in any material respect; provided that any amendment, supplement or other modification to the Parent Partnership Agreement that materially alters the definition of “Operating Surplus” contained therein in a way that results in an increase in such “Operating Surplus” shall be deemed to be adverse to Lenders in a material respect.

ARTICLE X

EVENTS OF DEFAULT; REMEDIES

Section 10.01 Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days.

(c) any representation or warranty made or deemed made by or on behalf of the Parent, the Borrower, any other Restricted Subsidiary or any Drop Down Entity Mortgagor in or

in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made.

(d) the Borrower shall fail to give notice of any Default as required under Section 8.02(a), or the Parent, the Borrower or any other Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(a), (b), (c), (j) or (k), Section 8.02(b) or (c), Section 8.03(a), Section 8.14, or Article IX.

(e) the Parent, the Borrower, any other Restricted Subsidiary or any Drop Down Entity Mortgagor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) a Responsible Officer of the Parent, the Borrower or any other Restricted Subsidiary having knowledge of such default, or (ii) receipt of notice thereof by the Borrower from the Administrative Agent.

(f) the Parent, the Borrower or any other Restricted Subsidiary shall fail to make any payment of principal or interest on any Material Debt, when and as the same shall become due and payable, and such failure to pay shall extend beyond any applicable period of grace.

(g) any event or condition occurs that results in any Material Debt becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Debt or any trustee or agent on its or their behalf to cause such Material Debt to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity.

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking liquidation, reorganization or other relief in respect of the Parent, the Borrower or any other Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the Borrower or any other Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered.

(i) the Parent, the Borrower or any other Restricted Subsidiary shall voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the Borrower or any other Restricted Subsidiary or for a substantial part of its assets, file an answer admitting the material allegations of a petition filed against it in any such proceeding, make a general assignment for the benefit of creditors, or take any action for the purpose of effecting any of the foregoing.

(j) the Parent, the Borrower or any other Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(k) one or more judgments for the payment of money in an aggregate amount in excess of the Threshold Amount (to the extent not covered by independent third party insurance as to which the insurer, which is not subject to an insolvency proceeding, does not dispute coverage) shall be rendered against the Parent, the Borrower, any other Restricted Subsidiary or any combination thereof and the same shall not be either discharged, vacated or stayed within thirty days after becoming a final judgment.

(l) the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower, a Guarantor or Drop Down Entity Mortgagor party thereto, or, in the case of the Intercreditor Agreement, against any other party thereto, or shall be repudiated by any of them, or cease to create valid and perfected Liens of the priority required thereby on the Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement or the Security Instruments, or the Borrower, any Guarantor, any Drop Down Entity Mortgagor or any of their Affiliates shall so state in writing.

(m) a Change in Control shall occur.

Section 10.02 Remedies.

(a) In the case of an Event of Default other than one described in Section 10.01(h) or Section 10.01(i), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including the payment of Cash Collateral to secure the LC Exposure as provided in Section 2.07(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(h) or Section 10.01(i), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including the payment of Cash Collateral to secure the LC Exposure as provided in Section 2.07(j)), shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.

(b) In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c) All proceeds realized from the liquidation or other disposition of Collateral or otherwise received after maturity of the Loans, whether by acceleration or otherwise, shall be applied:

(i) first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(ii) second, pro rata to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Lenders;

(iii) third, pro rata to payment of accrued interest on the Loans;

(iv) fourth, pro rata to payment of principal outstanding on the Loans, to serve as Cash Collateral to secure outstanding LC Exposure, to payment of Secured Swap Obligations then due and owing to Secured Swap Parties and to payment of Obligations then due and owing to Treasury Management Lenders under Lender Treasury Management Agreements;

(v) fifth, pro rata to any other Obligations;

(vi) sixth, any excess, after all of the Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

Notwithstanding the foregoing, amounts received from the Borrower or any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act shall not be applied to any Excluded Swap Obligations (it being understood, that in the event that any amount is applied to Obligations other than Excluded Swap Obligations as a result of this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause fourth above from amounts received from “eligible contract participants” under the Commodity Exchange Act to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Obligations described in clause fourth above by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Obligations pursuant to clause fourth above).

ARTICLE XI

THE AGENTS

Section 11.01 Appointment; Powers. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent to act on its behalf as the administrative agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 11.02 Duties and Obligations of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing: (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into: (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Parent and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.

Section 11.03 Action by Administrative Agent. The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action that, in its opinion or the opinion of its counsel, exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any bankruptcy or insolvency law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any bankruptcy or insolvency law. If a Default has occurred and is continuing, no syndication agents or documentation agent shall have any obligation to perform any act in respect thereof. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct as determined in a final, non-appealable judgment by a court of competent jurisdiction.

Section 11.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05 Sub-agents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 11.06 Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower, and the Administrative Agent may be removed by the Majority Lenders if the Administrative Agent in its capacity as a Lender is a Defaulting Lender pursuant to clause (d) of the definition thereof. Upon any such resignation or removal, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation or removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 11.07 Agents as Lenders. Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder and without any duty to account therefor to the Lenders.

Section 11.08 No Reliance. (a) Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Agents shall not be required to keep themselves informed as to the performance or observance by the Parent or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Parent or its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent or the Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Parent (or any of its Affiliates) which may come into the possession of such Agent or any of its Affiliates. In this regard, each Lender acknowledges that Vinson & Elkins L.L.P. is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

(b) The Lenders acknowledge that the Administrative Agent is acting solely in administrative capacities with respect to the structuring of this Agreement and has no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their administrative duties, responsibilities and liabilities specifically as set forth in the Loan Documents and, if applicable, in its capacity as Lenders hereunder. In structuring, arranging or syndicating this Agreement, each Lender acknowledges that the Administrative Agent may be a lender hereunder and under other loans or other securities and waives any existing or future conflicts of interest associated with the their role in such other debt instruments. If in its administration of this facility or any other debt instrument, the Administrative Agent determines (or is given written notice by any Lender) that a conflict exists, then it shall eliminate such conflict within 90 days or resign pursuant to Section 11.06 and shall have no liability for action taken or not taken while such conflict existed.

Section 11.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Parent or any of its Restricted Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.10 Authority of Administrative Agent to Release Collateral and Liens.

(a) Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to take the following actions and the Administrative Agent hereby agrees to take such actions at the request of the Borrower:

(i) to release any Lien on any property granted to or held by Administrative Agent under any Loan Document (x) upon (A) termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations) owing to the Administrative Agent, the Issuing Bank and the Lenders under the Loan Documents and owing to any Secured Swap Party under any Secured Swap Agreement (other than any Issuing Bank or Secured Swap Party that has advised the Administrative Agent that the Obligations owing to it are otherwise adequately provided for or novated), and (B) termination of all Swap Agreements with Secured Swap Parties (other than any Secured Swap Party that has advised the Administrative Agent that such Swap Agreements are otherwise adequately provided for or novated), (y) that is, or is to be, sold, released or otherwise disposed of as permitted pursuant to the terms of the Loan Documents, or (z) if approved, authorized or ratified in writing by the Majority Lenders (or, if approval, authorization or ratification by all Lenders is required under Section 12.02(b), then by all Lenders);

(ii) to subordinate (or release) any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to any Lien on such Property that is permitted by Section 9.03(c);

(iii) to release any Guarantor from its obligations under the Guaranty and Collateral Agreement and any other Loan Documents if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Loan Documents; and

(iv) to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents necessary or useful to accomplish or evidence the foregoing.

(b) Upon the request of the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.10.

(c) Except as otherwise provided in Section 12.08 with respect to rights of setoff, and notwithstanding any other provision contained in any of the Loan Documents to the contrary, no Person other than the Administrative Agent has any right to realize upon any of the Collateral individually, to enforce any Liens on Collateral, or to enforce the Guaranty and Collateral Agreement, and all powers, rights and remedies under the Security Instruments may be exercised solely by Administrative Agent on behalf of the Persons secured or otherwise benefitted thereby.

(d) By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Person secured by such Liens that is not a party hereto agrees to the terms of this Section 11.10.

Section 11.11 The Arranger, the Syndication Agent and the Documentation Agent. The Arranger and any other arranger, syndication agent or documentation agent hereafter appointed shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their duties, responsibilities and liabilities in their capacity as Lenders hereunder.

Section 11.12 Intercreditor Agreement. In connection with and on or before the closing date of any Permitted Acquisition of any Equity Interests in a Drop Down Entity Mortgagor pursuant to Section 9.05(g), the parties thereto shall have executed and delivered an Intercreditor Agreement in form and substance satisfactory to the Administrative Agent in its sole discretion; provided, that such Intercreditor Agreement will (a) provide that, as among the parties thereto, the Liens on the Mortgaged Properties of such Drop Down Entity Mortgagor pursuant to the Security Instruments will be of equal priority to the Permitted Holdco Credit Facility Liens on such Mortgaged Properties, (b) provide that any proceeds of such Mortgaged Properties received by any secured party following any event of default or any enforcement action shall be allocated among the Secured Parties, on one hand, and the secured parties with respect to obligations owing under the Holdco Credit Facility, on the other hand, in accordance with the respective direct ownership percentages of Equity Interests in the applicable Drop Down Entity Mortgagor of obligors under such credit facilities (for example, and for the avoidance of doubt, the percentage allocation of such proceeds to the Secured Parties with respect to any Mortgaged Properties of any Drop Down Entity Mortgagor shall equal the Drop Down Entity Ownership Percentage with respect to such Drop Down Entity Mortgagor at the time such event of default or enforcement action occurs), and (c) contain other customary terms and conditions acceptable to the Administrative Agent. The Lenders hereby authorize the Administrative Agent to enter into any such Intercreditor Agreement as described in the immediately preceding sentence with respect to the Permitted Holdco Credit Facility Liens. Each Lender (by receiving the benefits thereunder and of the Collateral pledged pursuant to the Security Instruments) agrees that the terms of the Intercreditor Agreement shall be binding on such Lender and its successors and assigns, as if it were a party thereto.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, to it at its address set forth on Schedule 12.01, and if to any Lender other than Wells Fargo Bank, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, III, IV or V, unless otherwise agreed by the Administrative Agent and the applicable Lender, if any, in writing. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d) The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Requests and other telephonic notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereby consents to such recording.

Section 12.02 Waivers; Amendments.

(a) No failure on the part of the Administrative Agent, the Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, any other Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Obligations hereunder or under any other Loan Document, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of any required payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date or the Maturity Date without the written consent of each Lender affected thereby, (iv) change Section 4.01(b), Section 4.01(c) or any other term or condition hereof in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) waive or amend Section 3.04(c), Section 6.01 or Section 10.02(c), without the written consent of each Lender, (vi) release any Guarantor (except as set forth in the Guaranty and Collateral Agreement or in this Agreement), release all or substantially all of the Collateral (other than as provided in Section 11.10) without the written consent of each Lender (other than a Defaulting Lender), or (vii) change any of the provisions of this Section 12.02(b) or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such other Agent or the Issuing Bank, as the case may be. Notwithstanding the foregoing, (1) any supplement to Schedule 7.14 shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders, (2) the Borrower and the Administrative Agent may amend this Agreement or any other Loan Document without the consent of the Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document or to modify or add financial ratio covenants, negative covenants or Events of Default to cause such financial ratio covenants, negative covenants or Events of Default to be more onerous to the Borrower than those contained in this Agreement (prior to giving effect to such amendment) in connection with any amendment, modification or other change to the Senior Notes Documents pursuant Section 9.16, and (3) the Administrative

Agent and the Borrower may, without the consent of any Lender, enter into any amendment, modification or waiver of this Agreement or any other Loan Document or enter into any agreement or instrument to add additional Guarantors as contemplated in Section 8.13(b) or to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or Property to become Collateral to secure the Obligations for the benefit of the Lenders or as required by any Governmental Requirement to give effect to, protect or otherwise enhance the rights or benefits of any Lender under the Loan Documents.

Section 12.03 Expenses, Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental assessments and audits and surveys and appraisals) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by the Administrative Agent (or any sub-agent thereof) in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iv) all out-of-pocket expenses incurred by any Agent or the Issuing Bank or, during the continuance of any Event of Default, by any Lender (including the fees, charges and disbursements of any counsel for any Agent, the Issuing Bank or any Lender) in connection with the enforcement or protection of its rights under this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, and including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) THE BORROWER SHALL INDEMNIFY EACH AGENT (AND ANY SUB-AGENT THEREOF), THE ARRANGER, THE ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, (ii) THE PERFORMANCE BY THE PARTIES HERETO OR THE

PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (iii) THE FAILURE OF THE PARENT, THE BORROWER OR ANY OTHER RESTRICTED SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iv) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (v) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE PARENT AND THE PARENT’S SUBSIDIARIES BY SUCH PERSON, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE PARENT OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF HAZARDOUS MATERIALS ON OR AT ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY THE PARENT OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE PARENT OR ANY SUBSIDIARY, (x) THE PAST OWNERSHIP BY THE PARENT OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE PARENT OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE PARENT OR ANY OF THE PARENT’S SUBSIDIARIES, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE PARENT OR ANY OF THE PARENT’S SUBSIDIARIES, OR ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiii) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO OR WHETHER BROUGHT BY THE BORROWER, ANY GUARANTOR OR ANY OTHER PARTY, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT

NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent (or any sub-agent thereof), the Arranger or the Issuing Bank under Section 12.03(a) or (b) or any Related Party of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent), the Arranger or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any sub-agent thereof), the Arranger or the Issuing Bank in its capacity as such.

(d) All amounts due under this Section 12.03 shall be payable not later than thirty (30) days after written demand therefor.

(e) Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

Section 12.04 Successors and Assigns; No Third Party Beneficiaries.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that neither the Parent nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement, and except for the foregoing Persons there are no third party beneficiaries to this Agreement.

(b)

(i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that (i) no consent of the Borrower shall be required if such assignment is to a Lender, an Affiliate of a Lender, an Approved Fund or if an Event of Default has occurred and is continuing and (ii) if the Borrower has not responded within five (5) Business Days after the delivery of any such request for a consent, such consent shall be deemed to have been given; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(E) no such assignment shall be made to a natural person, an Industry Competitor, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries; provided that if the Borrower consents to any assignment to any Person in its sole and absolute discretion, such Person will not be considered an Industry Competitor for the purpose of such assignment; and

(F) no such assignment shall be made to a Defaulting Lender or any of its subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary of a Defaulting Lender.

(iii) Subject to Section 12.04(b)(iv) and the acceptance and recording thereof by the Administrative Agent, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and of the LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, the Issuing Bank and each Lender.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(c) Any Lender may, without the consent of the Borrower, the Administrative Agent, any other Lender or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that:

(i) such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement;

(ii) such Participant must first agree to comply with Section 12.11;

(iii) no such participation may be sold to a natural Person or an Industry Competitor; provided that if the Borrower consents to any such sale of a participation to any Person in its sole and absolute discretion, such Person will not be considered an Industry Competitor for the purpose of such sale of a participation; and

(iv) any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender retains the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement, except that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 12.02(b) that affects such Participant.

Each such Participant shall be entitled to the benefits of Section 5.01, 5.02 and 5.03 and shall be subject to the requirements of and limitations in Sections 5.01, 5.02, 5.03 and 5.05 (it being understood that the documentation required under Section 5.03(g) shall be delivered to the participating Lender, i.e., the Lender selling such participation) to the same extent as if such Participant were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled at any time to receive any greater payment under Sections 5.01 or 5.03, with respect to any participation, than its participating Lender would have been entitled to receive at such time. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant complies with Section 5.03 as though it were a Lender. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.05 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 4.01(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 12.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 12.05 Survival; Revival; Reinstatement.

(a) All covenants, agreements, representations and warranties made by the Parent and the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b) To the extent that any payments on the Obligations or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06 Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b) This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c) Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, as an attachment to an email or other similar electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency, and of whatsoever kind, including obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Parent, the Borrower or any other Restricted Subsidiary against any of and all the obligations of the Parent, the Borrower or such Restricted Subsidiary owed to such Lender or its Affiliates now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 12.09 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM BRINGING SUIT AGAINST ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c) EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING (OR AS SOON THEREAFTER AS IS PROVIDED BY APPLICABLE LAW). NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY

HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11 Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement for the express benefit of the Borrower containing provisions substantially the same as those of this Section 12.11, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or to any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 12.11 or becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section 12.11, “Information” means all information received from the Parent or any Subsidiary relating to the Parent or any Subsidiary and their businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Parent or a Subsidiary; provided that, in the case of information received from the Parent or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.12 Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America or any state or other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Loans, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (b) in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.

Section 12.13 EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY

HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.14 Collateral Matters; Swap Agreements; Treasury Management Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available to Secured Swap Parties and Treasury Management Lenders on a pro rata basis (but subject to the terms of the Loan Documents, including provisions thereof relating to the application and priority of payments to the Persons entitled thereto) in respect of any obligations of the Borrower, any of its Restricted Subsidiaries or any other Guarantors which arise under Secured Swap Agreements or Lender Treasury Management Agreements, as applicable. No Secured Swap Party or Treasury Management Lender shall have any voting or approval rights under any Loan Document as a result of the existence of obligations owed to it under any such Swap Agreements or Lender Treasury Management Agreements, as applicable. By accepting the benefits of the Collateral, each Secured Swap Party agrees that, notwithstanding anything to the contrary in any of its Swap Agreements with the Parent, the Borrower or any other Restricted Subsidiary, the Parent, the Borrower and the other Restricted Subsidiaries may grant Liens under the Loan Documents that burden and attach to such Swap Agreements and the rights of the Parent, the Borrower and the Restricted Subsidiaries thereunder.

Section 12.15 USA Patriot Act Notice. Each Agent and each Lender hereby notifies the Parent and the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name and address of the Borrower and each Guarantor and other information that will allow it to identify the Borrower and each Guarantor in accordance with the Act.

Section 12.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Parent and the Borrower acknowledges and agrees, and acknowledges the other Subsidiaries’ understanding, that: (a) (i) no fiduciary, advisory or (except as expressly provided in Section 12.04) agency relationship between the Parent and its Subsidiaries and the Administrative Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Administrative Agent or any Lender has advised or is advising the Parent or the Borrower or any other Restricted Subsidiary on other matters; (ii) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Parent and its Restricted Subsidiaries, on the one hand, and the Administrative Agent and the Lenders, on the other hand; (iii) the Parent and the Borrower have consulted their own legal, accounting, regulatory and tax advisors to the extent that each has deemed appropriate; and (iv) the Parent and the Borrower are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Administrative Agent and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Parent or any of its Subsidiaries, or any other Person; (ii) neither the Administrative Agent nor the Lenders has any obligation to the Parent or any of its Subsidiaries with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Parent and its Subsidiaries, and neither the Administrative Agent nor the Lenders has any obligation to disclose any of such interests to the Parent or its Subsidiaries. To the fullest extent permitted by Law, each of the Parent and the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency (except as expressly set forth in Section 12.04) or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PARENT:	RICE MIDSTREAM PARTNERS LP, a Delaware limited partnership

By: Rice Midstream Management LLC, a Delaware limited liability company, its general partner

	By:	/s/ Grayson T. Lisenby
	Name:	Grayson T. Lisenby
	Title:	Vice President and Chief Financial Officer

BORROWER:	RICE MIDSTREAM OPCO LLC, a Delaware limited liability company

	By:	/s/ Grayson T. Lisenby
	Name:	Grayson T. Lisenby
	Title:	Vice President and Chief Financial Officer

[SIGNATURE PAGE TO CREDIT AGREEMENT – RICE MIDSTREAM OPCO LLC]

ADMINISTRATIVE AGENT, ISSUING BANK AND LENDER:

WELLS FARGO BANK, N.A., as Administrative Agent, Issuing Bank and Lender

	By:	/s/ Matthew W. Coleman
Matthew W. Coleman
Director

[SIGNATURE PAGE TO CREDIT AGREEMENT – RICE MIDSTREAM OPCO LLC]

LENDER:	BARCLAYS BANK PLC, as a Lender

	By:	/s/ Ronnie Glenn
	Name:	Ronnie Glenn
	Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT – RICE MIDSTREAM OPCO LLC]

LENDER:	BMO HARRIS BANK N.A., as a Lender

	By:	/s/ Gumaro Tijerina
	Name:	Gumaro Tijerina
	Title:	Managing Director

[SIGNATURE PAGE TO CREDIT AGREEMENT – RICE MIDSTREAM OPCO LLC]

LENDER:	CITIBANK, N.A., as a Lender

	By:	/s/ Peter Kardos
	Name:	Peter Kardos
	Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT – RICE MIDSTREAM OPCO LLC]

LENDER:	FIFTH THIRD BANK, as a Lender

	By:	/s/ Richard Butler
	Name:	Richard Butler
	Title:	Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT – RICE MIDSTREAM OPCO LLC]

LENDER:	ROYAL BANK OF CANADA, as a Lender

	By:	/s/ Evans Swann, Jr.
	Name:	Evans Swann, Jr.
	Title:	Authorized Signatory

[SIGNATURE PAGE TO CREDIT AGREEMENT – RICE MIDSTREAM OPCO LLC]

LENDER:	CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

	By:	/s/ Kristin N. Oswald
	Name:	Kristin N. Oswald
	Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT – RICE MIDSTREAM OPCO LLC]

LENDER:	COMERICA BANK, as a Lender

	By:	/s/ Jeffery Treadway
	Name:	Jeffery Treadway
	Title:	Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT – RICE MIDSTREAM OPCO LLC]

LENDER:	PNC BANK, NATIONAL ASSOCIATION, as a Lender

	By:	/s/ Brett R. Schweikle
	Name:	Brett. Schweikle
	Title:	Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT – RICE MIDSTREAM OPCO LLC]

LENDER:	SUNTRUST BANK, as a Lender

	By:	/s/ John Kovarik
	Name:	John Kovarik
	Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT – RICE MIDSTREAM OPCO LLC]

LENDER:	COMPASS BANK, as a Lender

	By:	/s/ Les Werme
	Name:	Les Werme
	Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT – RICE MIDSTREAM OPCO LLC]

LENDER:	U.S. BANK NATIONAL ASSOCIATION, as a Lender

	By:	/s/ Daniel K. Hansen
	Name:	Daniel K. Hansen
	Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT – RICE MIDSTREAM OPCO LLC]

LENDER:	AMEGY BANK NATIONAL ASSOCIATION, as a Lender

	By:	/s/ Thomas Kleiderer
	Name:	Thomas Kleiderer
	Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT – RICE MIDSTREAM OPCO LLC]

ANNEX I

LIST OF COMMITMENTS

Name of Lender	Applicable Percentage	Commitment
Wells Fargo Bank, N.A.	9.33333333%	$42,000,000.00
Barclays Bank PLC	8.80000000%	$39,600,000.00
BMO Harris Bank N.A.	8.80000000%	$39,600,000.00
Citibank, N.A.	8.80000000%	$39,600,000.00
Fifth Third Bank	8.80000000%	$39,600,000.00
Royal Bank of Canada	8.80000000%	$39,600,000.00
Capital One, National Association	7.77777778%	$35,000,000.00
Comerica Bank	7.77777778%	$35,000,000.00
PNC Bank, National Association	7.77777778%	$35,000,000.00
SunTrust Bank	7.77777778%	$35,000,000.00
Compass Bank	5.55555556%	$25,000,000.00
U.S. Bank National Association	5.55555556%	$25,000,000.00
Amegy Bank National Association	4.44444444%	$20,000,000.00

TOTAL	100.00%	$450,000,000.00

Annex I

EXHIBIT A

FORM OF NOTE

$[ ]	, 201[ ]

FOR VALUE RECEIVED, Rice Midstream OpCo LLC, a Delaware limited liability company (the “Borrower”) hereby promises to pay to [            ] (the “Lender”), at the office of Wells Fargo Bank, N.A. (the “Administrative Agent”), located at [            ], the principal sum of [            ] Dollars ($[            ]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate, Interest Period and maturity of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, may be endorsed by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of this Note.

This Note is one of the Notes referred to in the Credit Agreement dated as of December 22, 2014 among the Parent, the Borrower, the Administrative Agent, and the lenders and other parties signatory thereto (including the Lender), and evidences Loans made by the Lender thereunder (such Credit Agreement as the same may be amended, supplemented or restated from time to time, the “Credit Agreement”). Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

This Note is issued pursuant to, and is subject to the terms and conditions set forth in, the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents. The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Note. The Credit Agreement contains requirements for the transfer of this Note and the registration of such transfer.

Exhibit A

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

RICE MIDSTREAM OPCO LLC, a Delaware limited liability company

By:
Name:
Title:

Exhibit A

EXHIBIT B

FORM OF BORROWING REQUEST

[            ], 20[    ]

RICE MIDSTREAM OPCO LLC, a Delaware limited liability company (the “Borrower”), pursuant to Section 2.03 of the Credit Agreement dated as of December 22, 2014 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Parent, the Borrower, Wells Fargo Bank, N.A., as Administrative Agent, the lenders (the “Lenders”) which are or become parties thereto, and the other parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby requests a Borrowing as follows:

(i) Aggregate amount of the requested Borrowing is $[            ];

(ii) Date of such Borrowing is [            ], 20[    ];

(iii) Requested Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing];

(iv) In the case of a Eurodollar Borrowing, the initial Interest Period applicable thereto is [            ];

(v) Amount of total Commitments in effect on the date hereof is $[            ];

(vi) Total Revolving Credit Exposures on the date hereof before giving effect to the requested Borrowing (i.e., outstanding principal amount of Loans and total LC Exposure) is $[            ];

(vii) Pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing) is $[            ]; and

(viii) Location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05 of the Credit Agreement, is as follows:

[                                         ]

[                                         ]

[                                         ]

[                                         ]

[                                         ]

Exhibit B

The undersigned certifies on behalf of the Borrower (and not individually) that he/she is the [            ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower (and not individually) that the Borrower is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement.

RICE MIDSTREAM OPCO LLC, a Delaware limited liability company

By:
Name:
Title:

Exhibit B

EXHIBIT C

FORM OF INTEREST ELECTION REQUEST

[            ], 20[    ]

RICE MIDSTREAM OPCO LLC, a Delaware limited liability company (the “Borrower”), pursuant to Section 2.04 of the Credit Agreement dated as of December 22, 2014 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Parent, the Borrower, Wells Fargo Bank, N.A., as Administrative Agent, the lenders (the “Lenders”) which are or become parties thereto, and the other parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby makes an Interest Election Request as follows:

(i) The Borrowing to which this Interest Election Request applies, and if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information specified pursuant to (iii) and (iv) below shall be specified for each resulting Borrowing) is [            ];

(ii) The effective date of the election made pursuant to this Interest Election Request is [            ], 20[    ];[and]

(iii) The resulting Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing][; and]

[If the resulting Borrowing is a Eurodollar Borrowing, add the following:]

[(iv) The Interest Period applicable to the resulting Borrowing after giving effect to such election is [            ]].

The undersigned certifies on behalf of the Borrower (and not individually) that he/she is the [            ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower (and not individually) that the Borrower is entitled to receive the requested continuation or conversion under the terms and conditions of the Credit Agreement.

RICE MIDSTREAM OPCO LLC, a Delaware limited liability company

By:
Name:
Title:

Exhibit C

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

The undersigned hereby certifies that he/she is the [            ] of RICE MIDSTREAM OPCO LLC, a Delaware limited liability company (the “Borrower”), and that as such he/she is authorized to execute this certificate on behalf of the Borrower. With reference to the Credit Agreement dated as of December 22, 2014 (together with all amendments, restatements, supplements or other modifications thereto being the “Agreement”) among the Parent, the Borrower, Wells Fargo Bank, N.A., as Administrative Agent, the lenders (the “Lenders”) which are or become a party thereto, and the other parties thereto, the undersigned certifies on behalf of the Borrower (and not individually) as follows (each capitalized term used herein having the same meaning given to it in this Agreement unless otherwise specified):

(a) There exists no Default or Event of Default [or specify Default and describe].

(b) Attached hereto are detailed computations showing that the Borrower is [is not] in compliance with Section 9.01 as of the end of the [fiscal quarter][fiscal year] ending [            ].

(c) No change in GAAP or in the application thereof has occurred since December 31, 2013 that affects the financial statements accompanying this certificate [except                     ].

EXECUTED AND DELIVERED this [        ] day of [            ].

RICE MIDSTREAM OPCO LLC, a Delaware limited liability company

By:
Name:
Title:

Exhibit D

EXHIBIT E

SECURITY INSTRUMENTS

Open-End Mortgage, Security Agreement, Assignment, Fixture Filing and Financing Statement dated as of the Effective Date by Rice Poseidon, as mortgagor, to the Administrative Agent, as mortgagee, for the benefit of the Secured Parties.

Guaranty and Collateral Agreement dated as of the Effective Date among the Credit Parties and the Administrative Agent.

Financing Statements in respect of the foregoing.

Exhibit E

EXHIBIT F

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	Rice Midstream OpCo LLC

4.	Administrative Agent:	Wells Fargo Bank, N.A., as the administrative agent under the Credit Agreement

[1]	Select as applicable.

Exhibit F

5.	Credit Agreement:	Credit Agreement dated as of December 22, 2014, among Rice Midstream OpCo LLC, Rice Midstream Partners LP, the Lenders parties thereto, Wells Fargo Bank, N.A., as Administrative Agent, and the other parties thereto

6.	Assigned Interest:

Aggregate Amount of Commitments for all Lenders	Amount of Commitment Assigned	Percentage Assigned of Assignor’s Commitment		Percentage Assigned Aggregate Commitments[2]
$	$		%		%
$	$		%		%
$	$		%		%

Effective Date:                  , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitments of all Lenders thereunder.

Exhibit F

[Consented to and][3] Accepted:

WELLS FARGO BANK, N.A., as Administrative Agent

By
Title:

[Consented to:][4]

RICE MIDSTREAM OPCO LLC, a Delaware limited liability company

By:
Name:
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of the Borrower and/or other parties (e.g. Issuing Bank) is required by the terms of the Credit Agreement.

Exhibit F

ANNEX 1

[                    ]5

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

[5]	Describe Credit Agreement at option of Administrative Agent.

Exhibit F

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and the other parties to the Credit Agreement and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

Exhibit F

EXHIBIT G-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE (FOREIGN LENDERS; NOT PARTNERSHIPS)

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 22, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Rice Midstream OpCo LLC, a Delaware limited liability company, as Borrower, the Parent, Wells Fargo Bank, N.A., as Administrative Agent, the financial institutions from time to time party thereto as Lenders, and the other parties party thereto.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date: , 20[ ]

Exhibit G-1

EXHIBIT G-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE (FOREIGN PARTICIPANTS; NOT PARTNERSHIPS)

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 22, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Rice Midstream OpCo LLC, a Delaware limited liability company, as Borrower, the Parent, Wells Fargo Bank, N.A., as Administrative Agent, the financial institutions from time to time party thereto as Lenders, and the other parties party thereto.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: , 20[ ]

Exhibit G-2

EXHIBIT G-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE (FOREIGN PARTICIPANTS; PARTNERSHIPS)

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 22, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Rice Midstream OpCo LLC, a Delaware limited liability company, as Borrower, the Parent, Wells Fargo Bank, N.A., as Administrative Agent, the financial institutions from time to time party thereto as Lenders, and the other parties party thereto.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: , 20[ ]

Exhibit G-3

EXHIBIT G-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE (FOREIGN LENDERS; PARTNERSHIPS)

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 22, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Rice Midstream OpCo LLC, a Delaware limited liability company, as Borrower, the Parent, Wells Fargo Bank, N.A., as Administrative Agent, the financial institutions from time to time party thereto as Lenders, and the other parties party thereto.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date: , 20[ ]

Exhibit G-4

EXHIBIT H-1

COMMITMENT INCREASE AGREEMENT

THIS COMMITMENT INCREASE AGREEMENT (this “Agreement”) dated as of [                    ], is among [Insert name of Existing Lender] (“Existing Lender”), Rice Midstream OpCo LLC, a Delaware limited liability company (the “Borrower”), and Wells Fargo Bank, N.A., administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”) for the lenders party to the Credit Agreement referred to below. Each capitalized term used herein but not otherwise defined herein has the meaning given such term in the Credit Agreement.

R E C I T A L S

A. The Borrower, Rice Midstream Partners LP, the Administrative Agent and the other Agents and certain Lenders have heretofore entered into a Credit Agreement, dated as of December 22, 2014 (as amended from time to time, the “Credit Agreement”).

B. The Borrower has requested pursuant to Section 2.06(c) of the Credit Agreement that the Commitments be increased to $[            ], and the Existing Lender has agreed to increase its Commitment.

C. NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.01 Commitment Increase.

(a) Pursuant to Section 2.06(c) of the Credit Agreement, effective as of the Effective Date (used herein as defined below) the Existing Lender’s Commitment is hereby increased from $[            ] to $[            ].

(b) Effective as of the Effective Date, the increase in the Existing Lender’s Commitment hereby supplements Annex I to the Credit Agreement, such that after giving effect to the inclusion of the Commitment increase contemplated hereby [and by any other Commitment Increase Agreement entered into by another Existing Lender and/or any Additional Lender Agreement entered into by an Additional Lender, in any case in respect of the Borrower’s requested increase in the Commitments], the Administrative Agent will amend and restate Annex I to reflect such Commitment increases and forward a copy thereof to the Borrower, the Issuing Bank and each Lender.

Section 1.02 Representations and Warranties; Agreements. The Existing Lender hereby: (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby, (ii) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered thereunder, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and to increase its Commitment, on the basis of which it has made such

Exhibit H-1-1

analysis and decision independently and without reliance on the Administrative Agent or any other Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with the terms of the Credit Agreement, all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender (including, without limitation, any obligations of it, if any, under Section 2.06(c) of the Credit Agreement).

Section 1.03 Effectiveness. This Agreement shall become effective as of [                    ] (the “Effective Date”), subject to the Administrative Agent’s receipt of counterparts of this Agreement duly executed on behalf of Existing Lender and the Borrower.

Section 1.04 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 1.05 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 1.06 Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, none of the parties hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Credit Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 1.07 Notices. All communications and notices hereunder shall be in writing and given as provided in Section 12.01 of the Credit Agreement.

Exhibit H-1-2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

BORROWER:

RICE MIDSTREAM OPCO LLC

By:
Name:
Title:

ADMINISTRATIVE AGENT:

WELLS FARGO BANK, N.A., as Administrative Agent

By:
Name:
Title:

EXISTING LENDER:

[ ]

By:
Name:
Title:

Exhibit H-1-3

EXHIBIT H-2

ADDITIONAL LENDER AGREEMENT

THIS ADDITIONAL LENDER AGREEMENT (this “Agreement”) dated as of [                    ], is among [Insert name of Additional Lender] (the “Additional Lender”), Rice Midstream OpCo LLC, a Delaware limited liability company (the “Borrower”), and Wells Fargo Bank, N.A., as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”) for the lenders party to the Credit Agreement referred to below. Each capitalized term used herein but not otherwise defined herein has the meaning given such term in the Credit Agreement.

R E C I T A L S

A. The Borrower, Rice Midstream Partners LP, the Administrative Agent and the other Agents and certain Lenders have heretofore entered into a Credit Agreement, dated as of December 22, 2014 (as amended from time to time, the “Credit Agreement”).

B. The Borrower has requested pursuant to Section 2.06(c) of the Credit Agreement that the Commitments be increased to $[            ], and the Lenders party to the Credit Agreement on the date of such request have not elected to increase their respective Commitments in the full amount of such increase; therefore, the Borrower desires to cause the Additional Lender to become a Lender under the Credit Agreement by executing this Agreement in order to increase the Commitments.

C. NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.01 Additional Lender.

(a) Pursuant to Section 2.06(c) of the Credit Agreement, effective as of the Effective Date (used herein as defined below) [Insert name of Additional Lender] is hereby added as an Lender under the Credit Agreement with a Commitment of $[            ].

(b) Effective as of the Effective Date: the Additional Lender shall become a Lender for all purposes of the Credit Agreement and shall have all of the rights and obligations of a Lender thereunder. The Additional Lender’s Commitment hereby supplements Annex I to the Credit Agreement, such that after giving effect to the inclusion of such Additional Commitment increase contemplated hereby [and by any Commitment Increase Agreement entered into by any Existing Lender and/or any other Additional Lender Agreement entered into by another Additional Lender, in any case in respect of the Borrower’s requested increase in the Commitments], the Administrative Agent will amend and restate Annex I to reflect such Commitment increases and forward a copy thereof to the Borrower, the Issuing Bank and each Lender.

Section 1.03 Representations and Warranties; Agreements. Each Additional Lender hereby: (a) represents and warrants that (i) it has full power and authority, and has taken all

Exhibit H-2-1

action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to become a Lender under the Credit Agreement, (iii) from and after the Effective Date (as defined herein), it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered thereunder, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and to acquire its Commitment, as the case may be, on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if the Additional Lender is a Foreign Lender, any documentation required to be delivered by such Additional Lender pursuant to Section 5.03(g) of the Credit Agreement has been duly completed and executed by the Additional Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with the terms of the Credit Agreement, all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender (including, without limitation, any obligations of it, if any, under Section 2.06(c) of the Credit Agreement).

Section 1.04 Effectiveness. This Agreement shall become effective as of [                    ] (the “Effective Date”), subject to the Administrative Agent’s receipt of (i) counterparts of this Agreement duly executed on behalf the Additional Lender and the Borrower; and (ii) an Administrative Questionnaire duly completed by the Additional Lender.

Section 1.05 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 1.06 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 1.07 Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, none of the parties hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Credit Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Exhibit H-2-2

Section 1.08 Notices. All communications and notices hereunder shall be in writing and given as provided in Section 12.01 of the Credit Agreement; provided that all communications and notices hereunder to each Additional Lender shall be given to it at the address set forth in its Administrative Questionnaire.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

BORROWER:

RICE MIDSTREAM OPCO LLC

By:
Name:
Title:

ADMINISTRATIVE AGENT:

WELLS FARGO BANK, N.A., as Administrative Agent

By:
Name:
Title:

ADDITIONAL LENDER:

[ ]

By:
Name:
Title:

Exhibit H-2-3

SCHEDULE 7.04(c)

FINANCIAL CONDITION; NO MATERIAL ADVERSE CHANGE

Nothing to disclose.

Schedule 7.04(c)

SCHEDULE 7.05

LITIGATION

Nothing to disclose.

Schedule 7.05

SCHEDULE 7.06

ENVIRONMENTAL MATTERS

Nothing to disclose.

Schedule 7.06

SCHEDULE 7.14

SUBSIDIARIES AND UNRESTRICTED SUBSIDIARIES

Restricted Subsidiaries	Ownership of Restricted Subsidiary	Jurisdiction of Organization	Organizational Identification Number	Principal Place of Business and Chief Executive Office

Rice Midstream OpCo LLC*	100% Rice Midstream Partners LP	Delaware	5649173	400 Woodcliff Drive, Canonsburg, Pennsylvania 15317

Rice Poseidon Midstream LLC	100% by Rice Midstream OpCo LLC	Delaware	5334098	400 Woodcliff Drive, Canonsburg, Pennsylvania 15317

*	designates the Borrower

Unrestricted Subsidiaries	Ownership of Unrestricted Subsidiary	Jurisdiction of Organization	Organizational Identification Number	Principal Place of Business and Chief Executive Office

None	N/A	N/A	N/A	N/A

Other Equity Interests owned by the Borrower and Guarantors as of the Effective Date

Entity	Ownership of Entity	Jurisdiction of Organization

None	N/A	N/A

Schedule 7.14

SCHEDULE 7.18

MATERIAL CONTRACTS

1. Gas Gathering and Compression Agreement, by and among Rice Drilling B LLC, Rice Midstream Partners LP and Alpha Shale Resources, LP, to be dated as of the closing of the Parent IPO.

2. Cracker Jack Gas Gathering Agreement between EQT Production Company, as successor in interest to Statoil Natural Gas LLC and Statoil USA Onshore Properties Inc., and Rice Poseidon Midstream LLC, as successor in interest to M3 Appalachia Gathering, LLC, dated March 1, 2011, as amended.

3. Cracker Jack Gas Gathering Agreement between EQT Production Company, as successor in interest to Chesapeake Energy Marketing, Inc. and Chesapeake Appalachia, L.L.C., and Rice Poseidon Midstream LLC, as successor in interest to M3 Appalachia Gathering, LLC, dated March 1, 2011, as amended.

Schedule 7.18

SCHEDULE 7.19

SWAP AGREEMENTS

Nothing to disclose.

Schedule 7.19

SCHEDULE 9.05

INVESTMENTS

Nothing to disclose.

Schedule 9.05

SCHEDULE 12.01

NOTICES

If to Borrower:

Rice Midstream OpCo LLC

400 Woodcliff Drive,

Canonsburg, Pennsylvania 15317

Attention: James W. Rogers, Vice President and Chief Accounting & Administrative Officer, Treasurer

Facsimile: 412.774.1541

If to Administrative Agent or the Issuing Bank:

Wells Fargo Bank, N.A.

Agency Services

1525 W WT Harris Blvd.

MAC: D1109-019

Charlotte, North Carolina 28262

Facsimile: 704.715.0017

With a copy to:

Wells Fargo Bank, N.A.

1445 Ross Avenue, Suite 4500

Dallas, Texas 75202

Attention: Matt Coleman

Facsimile: 214.721.8215

Schedule 12.01